Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
CENTRAL EUROPEAN DISTRIBUTION	:	Case No. 13-10738 (CSS)
CORPORATION, et al.,	:
	:	Jointly Administered
Debtors.[1]	:
:
	:	Related Docket Nos. 9, 10
x

NOTICE OF FILING OF SECOND AMENDED AND RESTATED JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL.

PLEASE TAKE NOTICE THAT on May 8, 2013, the Debtors filed the Second Amended and Restated Joint Prepackaged Chapter 11 Plan of Reorganization of Central European Distribution Corporation, et al. (the “Second Amended Plan”), attached hereto as Exhibit 1.

PLEASE TAKE FURTHER NOTICE THAT a blackline version of the Second Amended Plan (the “Blackline Second Amended Plan”) is attached hereto as Exhibit 2. The Blackline Second Amended Plan reflects the revisions made to the version of the Amended and Restated Joint Prepackaged Chapter 11 Plan of Reorganization of Central European Distribution Corporation, et al. [Docket No. 9], filed with the Court on April 7, 2013.

[1]

The Debtors and the last four digits of their taxpayer identification numbers are as follows: Central European Distribution Corporation (5271), CEDC Finance Corporation International, Inc. (0116), and CEDC Finance Corporation LLC (7136). The address for each of the Debtors is 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054.

PLEASE TAKE FURTHER NOTICE that copies of the pleadings filed in these chapter 11 cases can be obtained by using the Bankruptcy Court’s electronic case filing system at www.deb.uscourts.gov (password required) or for free on the website maintained by the Debtors’ claims agent at www.gcginc.com/cases/cedc.

Dated:	Wilmington, Delaware
May 8, 2013

/s/ Andrew G. Mirisis
Anthony W. Clark (I.D. No. 2051)
Mark S. Chehi (I.D. No. 2855)
Andrew G. Mirisis (I.D. No. 5365)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000
(302) 651-3001

- and -

Jay M. Goffman
Mark A. McDermott
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
(212) 735-2000

Proposed Counsel for Debtors and Debtors in Possession

2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Case No. 13-10738 (CSS)
:
CENTRAL EUROPEAN DISTRIBUTION	:	Chapter 11
CORPORATION, et al.	:
:
Debtors.[1]	:
:
x

SECOND AMENDED AND RESTATED JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF CENTRAL

EUROPEAN DISTRIBUTION CORPORATION, ET AL.

Anthony W. Clark (I.D. No. 2051)

SKADDEN, ARPS, SLATE, MEAGHER

  & FLOM, LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

(302) 651-3000

(302) 651-3001

– and –

Jay M. Goffman

Mark A. McDermott

SKADDEN, ARPS, SLATE, MEAGHER

  & FLOM, LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

(212) 735-2000

Proposed Counsel for Debtors and Debtors in Possession

Dated: May 8, 2013

[1]

The Debtors and the last four digits of their taxpayer identification numbers (as applicable) are as follows: Central European Distribution Corporation (5271), CEDC Finance Corporation International, Inc. (0116), and CEDC Finance Corporation LLC (7136). The address for each of the Debtors is 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	14
C.	Computation of Time	15
D.	Governing Law	15
E.	Reference to Monetary Figures	15
F.	Reference to the Debtors or the Reorganized Debtors	15

ARTICLE II TREATMENT OF UNCLASSIFIED CLAIMS		15
A.	Administrative Claims	15
B.	Priority Tax Claims	16

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	The Debtors	16
B.	Classification of Claims and Interests	17
C.	Treatment of Claims and Interests	18

ARTICLE IV ACCEPTANCE REQUIREMENTS		21
A.	Acceptance or Rejection of the Plan	21
B.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	21

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	Sources of Consideration for Plan Distributions	21
B.	Cancellation of Securities and Agreements	22
C.	Section 1145 Exemption	23
D.	Governance Documents and Corporate Existence	23
E.	Reorganized Debtors’ Boards of Directors	24
F.	Employee Benefits	24
G.	Management Incentive Plan	24
H.	Vesting of Assets in the Reorganized Debtors	25
I.	Restructuring Transactions	25
J.	Covenant Amendments and Supplemental Indenture	25
K.	Corporate Action	26
L.	Effectuating Documents; Further Transactions	26
M.	Section 1146 Exemption from Certain Taxes and Fees	26
N.	D&O Liability Insurance Policies and Indemnification Provisions	27
O.	Preservation of Causes of Action	27
P.	Single Satisfaction of Claims	28
Q.	Dutch Auction Procedure	28

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		29
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	29
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	29

i

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	30
D.	Insurance Policies	30
E.	Reservation of Rights	30
F.	Contracts and Leases Entered Into After the Petition Date	31

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		31
A.	Record Date for Distributions	31
B.	Timing and Calculation of Amounts to Be Distributed	31
C.	Disbursing Agent	31
D.	Rights and Powers of Disbursing Agent	32
E.	Distributions on Account of Claims Allowed After the Effective Date	32
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	32
G.	Withholding and Reporting Requirements	33
H.	Setoffs	33
I.	Claims Paid or Payable by Third Parties	34
J.	Allocation of Distributions Between Principal and Unpaid Interest	34

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		35
A.	Prosecution of Objections to Claims	35
B.	Allowance of Claims	35
C.	Distributions After Allowance	35
D.	Estimation of Claims	35
E.	Deadline to File Objections to Claims	36

ARTICLE IX SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		36
A.	Compromise and Settlement of Claims, Interests and Controversies	36
B.	Releases by the Debtors	36
C.	Releases by Holders of Claims	37
D.	Exculpation	38
E.	Discharge of Claims and Termination of Interests	39
F.	Injunction	39
G.	Temporary Injunction with Respect to Existing 2016 Notes Claims	40
H.	Term of Injunctions or Stays	40
I.	Release of Liens	41

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		41
A.	Conditions Precedent to Confirmation	41
B.	Conditions Precedent to the Effective Date	42
C.	Waiver of Conditions	43
D.	Effect of Failure of Conditions	43

ARTICLE XI MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		43
A.	Modification and Amendments	43
B.	Effect of Confirmation on Modifications	43
C.	Revocation or Withdrawal of the Plan	44

ii

ARTICLE XII RETENTION OF JURISDICTION		44

ARTICLE XIII MISCELLANEOUS PROVISIONS		46
A.	Immediate Binding Effect	46
B.	Additional Documents	46
C.	Dissolution of Creditors’ Committee	46
D.	Reservation of Rights	47
E.	Successors and Assigns	47
F.	Service of Documents	47
G.	Entire Agreement	48
H.	Severability of Plan Provisions	48
I.	Exhibits	48
J.	Votes Solicited in Good Faith	48
K.	Conflicts	49

iii

TABLE OF EXHIBITS

Exhibit A	List of Rejected Contracts and Leases

Exhibit B	List of Retained Causes of Action

Exhibit C	Description of New Common Stock

Exhibit D	RTL Investment Agreement

iv

INTRODUCTION

Central European Distribution Corporation, CEDC Finance Corporation International Inc., and CEDC Finance Corporation LLC (the “Debtors”) respectfully propose the following second amended and restated joint chapter 11 plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the history, business, and operations of the Debtors and their subsidiaries (collectively, the “Company”), (ii) a summary and analysis of the Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Company reserves the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1. “8.875% Bid Price” means, with respect to any holder of Existing 8.875% 2016 Notes that elects on its Ballot to participate in the Cash Option, the price specified by such holder on its Ballot for which it would be willing to exchange each €1,000 principal amount of Existing 8.875% 2016 Notes it chooses to exchange in the Cash Option; provided, however, that (i) the 8.875% Bid Price must be in increments of €10.00 and within a range between €600 and €850, (ii) if the 8.875% Bid Price is not submitted in a whole increment of €10.00, such 8.875% Bid Price will be rounded down to the nearest €10.00 increment, (iii) if a holder of Existing 8.875% 2016 Notes elects to participate in the Cash Option but does not specify its 8.875% Bid Price or it specifies an 8.875% Bid Price that is less than €600, then the 8.875% Bid Price for such holder shall be €600, and (iv) if the holder specifies an 8.875% Bid Price that is greater than €850, then such holder’s Existing 8.875% 2016 Notes will not be accepted for exchange in the Cash Option and will not be used for purposes of calculating the Clearing Price or the Cash Option Consideration.

2. “9.125% Bid Price” means, with respect to any holder of Existing 9.125% 2016 Notes that elects on its Ballot to participate in the Cash Option, the price specified by such holder on its Ballot for which it would be willing, subject to the terms of the Plan, to exchange each $1,000 principal amount of Existing 9.125% 2016 Notes it chooses to exchange in the Cash Option; provided, however, that (i) the 9.125% Bid Price must be in increments of $10.00 and within a range between $600 and $850, (ii) if the 9.125% Bid Price is not submitted in a whole increment of $10.00, such 9.125% Bid Price will be rounded down to the nearest $10.00 increment, (iii) if a holder of Existing 9.125% 2016 Notes elects to participate in the Cash Option but does not specify its 9.125% Bid Price or it specifies a 9.125% Bid Price that is less than $600, then the 9.125% Bid Price for such holder shall be $600, and (iv) if the holder specifies a

1

9.125% Bid Price that is greater than $850, then such holder’s Existing 9.125% 2016 Notes will not be accepted for exchange in the Cash Option and will not be used for purposes of calculating the Clearing Price or the Cash Option Consideration.

3. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation. For the avoidance of doubt, Accrued Professional Compensation shall not include the Plan Support Parties’ Professional Fee Claims and the Existing Notes Indenture Trustees’ Fee and Expense Claims.

4. “Administrative Claim” means a Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Plan Support Parties’ Professional Fee Claims and the Existing Notes Indenture Trustees’ Fee and Expense Claims, which fee and expense claims shall be Allowed Administrative Claims.

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means, with respect to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

7. “Allowed Claim” means a Claim (i) as to which no objection or request for estimation has been filed on or before the Claims Objection Bar Date or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (iii) that is allowed (a) by a Final Order, (b) by an agreement between the holder of such Claim and the Debtors or the Reorganized Debtors or (c) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (i) above (the expiration of the Claims Objection Bar Date or other applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been

2

commenced. An Allowed Claim (i) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

8. “Auction Closing Date” means the Voting Deadline.

9. “Avoidance Actions” means causes of action or rights arising under sections 510(c), 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, as defined in Article V.

10. “Ballot” means the form distributed to each holder of a Claim in an Impaired Class entitled to vote on the Plan on which to indicate their acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon.

11. “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as well as the general and local rules of the Bankruptcy Court.

14. “Bankruptcy Waiver Amendments” means, as described in the Disclosure Statement, that certain amendment to the Existing 2016 Notes Indenture to provide for a revision to current Section 6.2 (Acceleration) thereof, consent to which was solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation, such that the entire provision is stricken and replaced with the following: “Section 6.2 (Acceleration): If an Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 50% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.”

15. “Bid Price” means, collectively, the 8.875% Bid Price and the 9.125% Bid Price.

16. “Cash” means legal tender of the United States of America or the equivalent thereof.

3

17. “Cash Option” means the optional treatment for Allowed Existing 2016 Notes Claims provided in Article III.C.2. hereof.

18. “Cash Option Consideration” means Cash, in an amount not to exceed $172 million (using the Exchange Rate, in the case of payments in respect of Existing 8.875% 2016 Notes) and representing the sum of (i) the aggregate purchase price of all Existing 2016 Notes accepted for exchange in the Cash Option and (ii) the full amount of the aggregate unpaid interest that has accrued on such accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013.

19. “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

20. “CEDC” means Central European Distribution Corporation, a Delaware corporation.

21. “CEDC FinCo” means CEDC Finance Corporation International, Inc., a Delaware corporation that is an indirect, wholly owned subsidiary of CEDC.

22. “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor means the particular case pending under chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.

23. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

24. “Claims Objection Bar Date” means, for each Claim, the latest of (a) the date that is one hundred and eighty (180) days after the Effective Date, (b) as to a particular Claim, 180 days after the filing of a Proof of Claim, or request for payment of such Claim, and (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to Claims.

25. “Class” means a category of holders of Claims or Interests as set forth in Article III.

4

26. “Clearing Price” means the lowest Bid Price, as determined based upon each Bid Price’s percentage of the respective Existing 2016 Note’s principal amount, such that the sum of (i) the aggregate purchase price to purchase all Existing 2016 Notes electing to participate in the Cash Option and (ii) the aggregate amount of unpaid interest that has accrued on such purchased Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013, would equal or exceed $172 million; provided, however, that the Debtors shall use the Exchange Rate in determining such aggregate purchase price and aggregate unpaid interest, which may include Euro denominated 8.875% Bid Prices.

27. “Collateral” means any property or interest in property of the Estates subject to a lien or security interest to secure the payment or performance of a Claim, which lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

28. “Collateral and Guarantee Amendments” means, as described in the Disclosure Statement and set forth in the Supplemental Indenture, those certain amendments to the Existing 2016 Notes Indenture to provide for the release of all of the liens on the collateral securing the Existing 2016 Notes and a release of all subsidiary guarantees of the Existing 2016 Notes, consents to which were solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation.

29. “Company” means CEDC and each of its direct and indirect affiliates and subsidiaries, including any Non-Debtor Affiliates.

30. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

32. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be continued from time to time.

33. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

34. “Consent Solicitation” means the solicitation of consents to amendments to the Existing 2016 Notes Indenture pursuant to the Disclosure Statement.

35. “Consummation” means the occurrence of the Effective Date.

36. “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability agreement, bylaws, and other formation documents of the Debtors and the Reorganized Debtors, which documents shall be reasonably acceptable to RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

5

37. “Covenant Amendments” means, as described in the Disclosure Statement and set forth in the Supplemental Indenture, those certain amendments to the Existing 2016 Notes Indenture to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing 2016 Notes Indenture, consents to which were solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation.

38. “Creditors’ Committee” means any statutory committee of unsecured creditors of the Debtors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee, as such committee membership may be reconstituted from time to time.

39. “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of one or more of the Debtors and to permit the Debtors to assume that contract or lease under section 365(a) of the Bankruptcy Code.

40. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’ and officers’ liability.

41. “Debtor” means CEDC, CEDC FinCo, or CEDC Finance Corporation LLC, each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

42. “Debtors” means collectively CEDC, CEDC FinCo, and CEDC Finance Corporation LLC.

43. “Disbursing Agent” means the Reorganized Debtors or the Person or Persons chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

44. “Disclosure Statement” means that certain document entitled Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, dated March 8, 2013, as supplemented by Supplement No. 1 to the Amended and Restated Offering Memorandum, Consent Solicitation, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, dated March 18, 2013, as may be further amended, supplemented, or modified.

45. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

46. “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII of the Plan and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII of the Plan.

47. “Distribution Record Date” means the Effective Date.

6

48. “Effective Date” means the first business day after which all provisions, terms and conditions specified in Article X.B have been satisfied or waived pursuant to Article X.C.

49. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

50. “Exchange Rate” means the average exchange rate of United States dollars (USD) to euros (EUR) for the ten (10) calendar days ending on the Voting Deadline, as reported by Bloomberg Finance L.P.

51. “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or intentional fraud to the extent imposed by applicable non-bankruptcy law. For the avoidance of doubt, no Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim.

52. “Exculpated Party” means each of: (a) the Debtors and the Reorganized Debtors, (b) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such; and (c) with respect to each of the foregoing Persons in clauses (a) and (b), such Persons’ members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, partners, affiliates and representatives, in each case only in their capacity as such.

53. “Exculpation” means the exculpation provision set forth in Article IX.D hereof.

54. “Executory Contract” means a contract to which on or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

55. “Existing 2013 Notes” means the 3% Convertible Senior Notes due 2013 issued by CEDC pursuant to the Existing 2013 Notes Indenture.

56. “Existing 2013 Notes Indenture” means the Indenture, dated as of March 7, 2008, by and among CEDC and the Existing 2013 Notes Indenture Trustee, as trustee, relating to the Existing 2013 Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

57. “Existing 2013 Notes Indenture Trustee” means the Bank of New York Mellon and/or its duly appointed successor, in its capacity under the Existing 2013 Notes Indenture.

7

58. “Existing 2013 Notes Steering Committee” means the steering committee of certain holders of Existing 2013 Notes represented by Brown Rudnick LLP and Duff & Phelps Securities, LLC.

59. “Existing 2016 Notes” means, collectively, the Existing 8.875% 2016 Notes and the Existing 9.125% Senior Secured Notes issued by CEDC FinCo pursuant to the Existing 2016 Notes Indenture.

60. “Existing 2016 Notes Claims” means any Claim arising under or in connection with the Existing 2016 Notes.

61. “Existing 2016 Notes Indenture” means the Indenture, dated as of December 2, 2009, by and among CEDC FinCo and the Existing 2016 Notes Indenture Trustee, as trustee, relating to the Existing 2016 Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

62. “Existing 2016 Notes Indenture Trustee” means Deutsche Trustee Company Limited and/or its duly appointed successor, in its capacity as indenture trustee under the Existing 2016 Notes Indenture.

63. “Existing 2016 Notes Steering Committee” means the steering committee of certain holders of Existing 2016 Notes represented by Cadwalader, Wickersham & Taft LLP and Moelis & Company.

64. “Existing 8.875% 2016 Notes” means the outstanding 8.875% Senior Secured Notes due 2016.

65. “Existing 9.125% 2016 Notes” means the outstanding 9.125% Senior Secured Notes due 2016.

66. “Existing Common Stock” means shares of common stock of CEDC that are authorized, issued, and outstanding prior to the Effective Date.

67. “Existing Notes Indenture” means the Existing 2013 Notes Indenture and the Existing 2016 Notes Indenture.

68. “Existing Notes Indenture Trustees’ Fee and Expense Claims” means all reasonable fees and expenses incurred by the Indenture Trustees and their attorneys in connection with the negotiation, evaluation, formulation and consummation of the Plan and the distributions under the Plan, including the reasonable fees and expenses due for Carter Ledyard & Milburn LLP as counsel for the Existing 2013 Notes Indenture Trustee, and of any local counsel retained in Delaware or elsewhere as necessary, which fees shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

69. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or

8

petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

70. “General Unsecured Claims” means any Unsecured Claim against any Debtor, unless such Claim is: (a) an Intercompany Claim, (b) an Administrative Claim, (c) a Priority Tax Claim, (d) a Priority Non-Tax Claim, (e) a Claim Accrued for Professional Compensation, (f) an Unsecured Notes Claim, (g) a Subordinated 510(b) Claim, or (h) a deficiency claim of Other Secured Claims.

71. “Impaired” means any Claim or Interest in an Impaired Class.

72. “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes are Classes 2, 3, 5, 8, and 9.

73. “Indemnification Provisions” means each of the indemnification provisions, agreements or obligations in place as of the Petition Date, whether in the bylaws, certificate of incorporation or other formation documents, board resolutions or employment contracts, for the Debtors and the current and former directors, officers, members, employees, attorneys, other professionals and agents of the Debtors.

74. “Indemnified Parties” means, collectively, current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors who are beneficiaries of Indemnification Provisions.

75. “Indenture Trustees” means the Existing 2013 Notes Indenture Trustee and the Existing 2016 Notes Indenture Trustee.

76. “Insurance Policies” means, collectively, all of the Debtors’ insurance policies.

77. “Intercompany Claim” means any Claim held by a Debtor or Non-Debtor Affiliate against a Debtor or Non-Debtor Affiliate.

78. “Intercompany Interest” means any Interest held by a Debtor or an Affiliate.

79. “Interest” means any equity interest in the Debtors as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights (including any rights under registration agreements or equity incentive agreements) to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

80. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

81. “Management Incentive Plan” shall have the meaning set forth in Article V.G.

9

82. “New CEDC” shall have the meaning set forth in Article V.I.

83. “New Common Stock” means 120,000,000 of common shares in the capital of Reorganized CEDC (or New CEDC to the extent such entity is formed pursuant to Article V.I of the Plan) authorized pursuant to the Plan, of which up to 25,000,000 shares shall be initially issued and outstanding as of the Effective Date, as described in Exhibit C hereto.

84. “New Convertible Secured Notes” means those new Convertible Secured PIK Toggle Notes, due 2018, to be issued upon the terms described in the Disclosure Statement under the heading “Description of New Convertible Secured Notes.”

85. “New Notes” means, collectively, the New Convertible Secured Notes and the New Secured Notes.

86. “New Notes Option” means the optional treatment for Allowed Existing 2016 Notes Claims provided in Article III.C.2 of the Plan.

87. “New Secured Notes” means those new Senior Secured Notes due 2018, in an aggregate principal amount equal to (x) $450 million plus (y) an amount equal to the unpaid interest on all Existing 2016 Notes receiving such New Secured Notes pursuant to the New Notes Option that has accrued in accordance with the terms of the Existing 2016 Notes Indenture from March 16, 2013, to the earlier of (i) June 1, 2013 and (ii) the date immediately preceding the issuance of the New Senior Notes, to be issued upon the terms described in the Disclosure Statement under the heading “Description of New Secured Notes.”

88. “Non-Debtor Affiliate” means any Affiliate of the Debtors that has not filed a case under chapter 11 of the Bankruptcy Code.

89. “Other Secured Claims” means any Secured Claim against a Debtor other than an RTL Credit Facility Claim or Existing 2016 Notes Claim.

90. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

91. “Petition Date” means the date on which the Debtors filed their petitions for reorganization relief in the Bankruptcy Court.

92. “Plan” means this Second Amended and Restated Joint Chapter 11 Plan of Reorganization of Central European Distribution Corporation, et al., including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, in each case reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

93. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors and in each case reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or

10

the Existing 2016 Notes, as applicable, represented by the Steering Committees, including any exhibits and appendices to the Plan to the extent not already appended and attached, and including to the extent known, the identity of the members of the new boards of the Reorganized Debtors.

94. “Plan Support Parties’ Professional Fee Claims” means all reasonable fees and expenses incurred by RTL and the Steering Committees, and their advisors in connection with the negotiation, evaluation, formulation and consummation of the Plan and any predecessor restructuring proposals, the Disclosure Statement, the Plan Supplement, and any exhibits, schedules, and supplements thereto, including those reasonable fees and expenses due for each of Cadwalader, Wickersham & Taft LLP, Moelis & Company, White & Case LLP, Blackstone Advisory Partners L.P., Brown Rudnick LLP, and Duff & Phelps Securities, LLC, and including the reasonable fees and expenses of any local counsel retained in Russia, Poland or elsewhere as necessary, which fees shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

95. “Priority Non-Tax Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

96. “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

97. “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan.

98. “Professional” means a Person: (a) retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code, or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

99. “Proof of Claim” means any proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

100. “Reinstate,” “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such

11

contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement and shall be deemed cured on the Effective Date.

101. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

102. “Released Party” means each of: (a) the Debtors; (b) the current and former directors and officers of the Debtors who were serving in such capacity on or after December 1, 2012; (c) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such; (d) RTL; (e) the Steering Committees; and (f) with respect to each of the foregoing Persons in clauses (a) through (e), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case, only in their capacity as such.

103. “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date, including New CEDC to the extent such entity is formed pursuant to Article V.I of the Plan.

104. “RTL” means Roust Trading Ltd.

105. “RTL Credit Facility” means the $50 million secured credit facility provided by RTL to CEDC pursuant to the facility agreement dated March 1, 2013.

106. “RTL Credit Facility Claims” means any Claim arising under or in connection with the RTL Credit Facility.

107. “RTL Investment” means, collectively (i) the RTL New Equity Infusion and (ii) the conversion of the RTL Credit Facility Claims into equity pursuant to Article III.C.3 hereof, both as contemplated by the RTL Investment Agreement.

108. “RTL Investment Agreement” means that certain agreement by and between RTL and CEDC and certain of CEDC’s subsidiaries, dated March 8, 2013, setting forth the terms and conditions upon which RTL shall make the RTL Investment, a copy of which is attached as Exhibit D.

109. “RTL Investment New Common Stock Allocation” means shares of New Common Stock to be issued to RTL or its designee on account of (i) the RTL Investment and (ii) if Class 5A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Cash provided by RTL to fund payments to holders of Unsecured Notes Claims pursuant to Articles

12

III.C.5 and V.A.1 of the Plan, equal to 100% of the shares of New Common Stock issued and outstanding on the Effective Date, subject to dilution from shares of New Common Stock, if any, issued pursuant to the Management Incentive Plan.

110. “RTL New Equity Infusion” means Cash in an amount equal to $172 million to be contributed by RTL or its designee as part of the RTL Investment that will be used to fund the Cash Option and, to the extent not expended in the Cash Option, will be used to fund a pro rata distribution of cash to holders of Existing 2016 Notes not retired under the cash option.

111. “RTL Notes” means the outstanding 3.00% Senior Notes due 2013 issued by CEDC to RTL pursuant to the Securities Purchase Agreement.

112. “RTL Offer” means the offer by RTL to exchange, subject to certain conditions, Existing 2013 Notes for Cash and securities issued by RTL on the terms described in the term sheet between RTL and certain holders of Existing 2013 Notes, dated March 14, 2013, and included with RTL’s beneficial ownership report filed with the United States Securities and Exchange Commission on Form 13D/A filed March 14, 2013.

113. “RTL Put Right” means the rights granted to RTL under the Securities Purchase Agreement to put shares of Existing Common Stock to CEDC for the amount of $30 million.

114. “Schedules” means, collectively, any schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree; provided, however, that the Debtors may seek a waiver of the requirement set forth in section 521 of the Bankruptcy Code.

115. “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

116. “Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement among CEDC and RTL, dated July 9, 2012.

117. “Steering Committees” means the Existing 2013 Notes Steering Committee and the Existing 2016 Notes Steering Committee.

118. “Subordinated 510(b) Claim” means any Claim subordinated pursuant to Bankruptcy Code section 510(b), which shall include (i) any Claim arising from the rescission of a purchase or sale of Interests in the CEDC, (ii) any Claim for damages arising from the purchase or sale of any Interests in CEDC, and (iii) any Claim for reimbursement, contribution or indemnification on account of any such Claim.

13

119. “Supplemental Indenture” means the supplemental indenture in substantially the form attached to the Disclosure Statement as Appendix B providing for the Covenant Amendments and, if consents of holders of at least 90% of the principal amount of outstanding Existing 2016 Notes were received pursuant to the Consent Solicitation, the Collateral and Guarantee Amendments, but not including the Bankruptcy Waiver Amendments.

120. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

121. “Unimpaired” means any Claim or Interest that is not designated as Impaired. For the avoidance of doubt, Unimpaired Classes are Classes 1, 4, 6, 7, and 10.

122. “Unsecured Claims” means any unsecured claim against any Debtor including (a) a General Unsecured Claim and (b) an Unsecured Notes Claim.

123. “Unsecured Notes Claims” means any Claim arising in connection with the Existing 2013 Notes or the RTL Notes, as applicable.

124. “Unsecured Notes Claims Consideration” has the meaning ascribed in Article III.C.5.

125. “U.S. Trustee” means the United States Trustee for the District of Delaware.

126. “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on April 4, 2013.

B.	Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

14

C.	Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation of the Debtors or Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.	Administrative Claims

1. Administrative Claims. Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the first Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtors relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtors’ business, consistent with past

15

practice, or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as the case may be, Cash equal to the unpaid portion of its Allowed Administrative Claim.

2. Professional Compensation

(a)	Claims for Accrued Professional Compensation

Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 30 days after the Effective Date. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Debtors, the Creditors’ Committee, the Office of the U.S. Trustee and the requesting party no later than 50 days after the Effective Date.

(b)	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

B.	Priority Tax Claims

The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired by the Plan. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Priority Tax Claim shall have its Claim Reinstated.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	The Debtors

There are a total of three Debtors. Each Debtor has been assigned a letter below for the purposes of classifying and treating Claims against and Interests in each Debtor for balloting purposes. The Claims against and Interests in each Debtor, in turn, have been assigned to separate numbered Classes with respect to each Debtor, based on the type of Claim or Interest involved. Accordingly, the classification of any particular Claim or Interest in any of the Debtors depends on the particular Debtor against which such Claim is asserted (or in which such Interest is held) and the type of Claim or Interest in question. The letters applicable to the three Debtors are as follows:

Letter	Debtor Name
A	Central European Distribution Corporation
B	CEDC Finance Corporation International, Inc.
C	CEDC Finance Corporation LLC

16

B.	Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. The treatment with respect to each Class of Claims and Interests provided for in Article III shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

Class	Designation	Impairment	Entitled to Vote

Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class 2	Existing 2016 Notes Claims	Impaired	Yes

Class 3	RTL Credit Facility Claims	Impaired	Yes

Class 4	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 5	Unsecured Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 7	Intercompany Claims	Impaired	No (deemed to reject)

Class 8	Subordinated 510(b) Claims	Impaired	No (deemed to reject)

Class 9	Existing Common Stock	Impaired	No (deemed to reject)

Class 10	Intercompany Interests	Unimpaired	No (deemed to accept)

17

C.	Treatment of Claims and Interests

1.	Class 1A, 1B, and 1C – Priority Non-Tax Claims.

1. Impairment and Voting. Classes 1A, 1B, and 1C are Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

2.	Class 2A, 2B, and 2C – Existing 2016 Notes Claims.

1. Impairment and Voting. Classes 2A, 2B, and 2C are Impaired by the Plan. Each holder of an Allowed Existing 2016 Notes Claim is entitled to vote to accept or reject the Plan. All Existing 2016 Notes Claims are Allowed Claims.

2. Distribution. On the Effective Date, except to the extent that holders of Allowed Existing 2016 Notes Claims and the Debtors agree to less favorable treatment, the holders of Allowed Existing 2016 Notes Claims shall receive the treatment provided below, depending upon whether they elect to participate in the Cash Option or the New Notes Option; provided, however, that an election of the New Notes Option will be deemed with respect to (i) any Existing 2016 Notes for which the respective holders did not elect to participate in the Cash Option and (ii) any Existing 2016 Notes that are not accepted for exchange in the Cash Option.

(a)	Cash Option

If holders of Allowed Existing 2016 Notes Claims elect to participate in the Cash Option, each such holder shall receive its portion of the Cash Option Consideration equal to the sum of (a) such holder’s 8.875% Bid Price multiplied by the total principal amount of such holder’s Existing 8.875% 2016 Notes accepted for exchange in the Cash Option, divided by €1,000 and converted using the Exchange Rate, plus (b) such holder’s 9.125% Bid Price multiplied by the total principal amount of such holder’s Existing 9.125% 2016 Notes accepted for exchange in the Cash Option and divided by $1,000, plus (c) the full amount of the aggregate unpaid interest that has accrued on such holder’s accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013 and converted using the Exchange Rate for interest accrued on Existing 8.875% 2016 Notes. In determining which Existing 2016 Notes shall be accepted for exchange in the Cash Option, the Debtors shall use and holders of Existing 2016 Notes Claims must comply with the Dutch auction procedures described in Article V.Q of the Plan.

(b)	New Notes Option

If holders of Allowed Existing 2016 Notes Claims elect (or are deemed to elect pursuant to the terms hereof) to exchange their Existing 2016 Notes pursuant to the New Notes Option, such holders shall receive their Pro Rata shares of (A) the New Secured Notes, (B) the New Convertible Secured Notes, and (C) any Cash from the RTL New Equity Infusion not otherwise distributed pursuant to the Cash Option.

18

3.	Class 3A – RTL Credit Facility Claims.

1. Impairment and Voting. Class 3A is Impaired by the Plan. Each holder of an Allowed RTL Credit Facility Claim is entitled to vote to accept or reject the Plan. All RTL Credit Facility Claims are Allowed Claims.

2. Distribution. On the Effective Date, except to the extent that a holder of an RTL Credit Facility Claim and the Debtors agree to less favorable treatment, each holder of an Allowed RTL Credit Facility Claim shall receive its share of the RTL Investment New Common Stock Allocation as set forth in the RTL Investment Agreement.

4.	Class 4A, 4B, and 4C – Other Secured Claims.

1. Impairment and Voting. Classes 4A, 4B, and 4C, which consist of separate subclasses for each Other Secured Claim, are Unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to a less favorable treatment, on the Effective Date, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

5.	Class 5A – Unsecured Notes Claims.

1. Allowance, Impairment and Voting. Class 5A is Impaired by the Plan. Each holder of an Allowed Unsecured Notes Claim is entitled to vote to accept or reject the Plan. All Unsecured Notes Claims are Allowed Claims.

2. Distribution. On the Effective Date, after giving effect to the RTL Offer, each holder of an Unsecured Notes Claim shall be entitled to receive (i) if Class 5A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, its Pro Rata share of Cash in the amount of $16.9 million (the “Unsecured Notes Claims Consideration”) or (ii) if Class 5A does not vote to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the holders of Unsecured Notes Claims shall not receive or retain any property under the Plan on account of such Claims.

6.	Class 6A, 6B, and 6C – General Unsecured Claims.

1. Impairment and Voting. Classes 6A, 6B, and 6C are Unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to different treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated; provided, however, that all Allowed General Unsecured Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases as set forth in Article VI of the Plan shall be paid the full amount of such Allowed Claim in Cash.

19

7.	Class 7A, 7B, and 7C – Intercompany Claims.

1. Impairment and Voting. Classes 7A, 7B, and 7C are Impaired by the Plan. Each holder of an Allowed Intercompany Claim is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2. Distribution. On the Effective Date, all net Allowed Intercompany Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors or between one or more Debtors and any Affiliate of one of the Debtors that is not itself a Debtor shall, at the election of the Reorganized Debtors, be either (a) Reinstated, (b) released, waived, and discharged, (c) treated as a dividend, or (d) contributed to capital or exchanged for equity.

8.	Class 8A – Subordinated 510(b) Claims.

1. Impairment and Voting. Class 8A is Impaired by the Plan. Each holder of a Subordinated 510(b) Claim is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan. All Subordinated 510(b) Claims are Disputed Claims.

2. Distribution. The holders of Subordinated 510(b) Claims shall not receive or retain any property under the Plan on account of such Subordinated 510(b) Claims and the obligations of the Debtors and Reorganized Debtors on account of Subordinated 510(b) Claims shall be discharged.

9.	Class 9A – Existing Common Stock.

1. Impairment and Voting. Class 9A is Impaired by the Plan. Each holder of an Interest in Existing Common Stock is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2. Distribution. On the Effective Date, Existing Common Stock shall be deemed automatically cancelled without further action by the Debtors or Reorganized Debtors and the obligations of the Debtors and Reorganized Debtors thereunder shall be discharged. Holders of Existing Common Stock shall receive no property under the Plan on account of such Interests.

10.	Class 10B and 10C – Intercompany Interests.

1. Impairment and Voting. Class 10B and 10C are Unimpaired by the Plan. Each holder of an Allowed Intercompany Interest is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Class 10B and 10C Claims shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

20

ARTICLE IV

ACCEPTANCE REQUIREMENTS

A.	Acceptance or Rejection of the Plan

1.	Voting Classes

Classes 2, 3, and 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.	Presumed Acceptance of the Plan

Classes 1, 4, 6, and 10 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.	Presumed Rejection of the Plan

Classes 7, 8 and 9 are Impaired under the Plan and holders of Class 7 Claims (to the extent released, waived, or discharged pursuant to Article III.C.7 of the Plan), Class 8 Claims, and Class 9 Interests shall not receive or retain any property under the Plan on account of such Claims and Interests and are, therefore, conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

B.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to rejecting Classes of Claims and Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Consideration for Plan Distributions

1.	Cash Consideration

All Cash consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the RTL New Equity Infusion, from RTL to fund distributions, if any, to holders of Unsecured Notes Claims under Article III.C.5 (provided that any Cash provided by RTL for payments to holders of Unsecured Notes Claims but not distributed pursuant to Article VII of the Plan shall be returned to RTL), and other Cash on hand of the Debtors, including Cash derived from business operations. Further, the Debtors and the Reorganized Debtors, as the case may be, will be entitled to transfer funds from Non-Debtor

21

Affiliates as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

2.	New Securities

On the Effective Date, Reorganized CEDC shall issue (i) shares of New Common Stock for distribution to RTL on account of the RTL Investment in accordance with the RTL Investment New Common Stock Allocation and (ii) the New Notes in partial exchange for the Existing 2016 Notes. All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and nonassessable. Additionally, the Reorganized CEDC or New CEDC, as the case may be, shall be authorized, without the need for further stockholder action, to issue the shares of New Common Stock necessary to satisfy any conversion of the New Convertible Secured Notes implemented pursuant to the terms of those securities after the Effective Date. Each distribution and issuance referred to in Article VII shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

B.	Cancellation of Securities and Agreements

Except as otherwise specifically provided for in the Plan, on the Effective Date: (1) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, warrants, options, puts, agreements (including registration rights agreements), and other documents evidencing the RTL Credit Facility, the Existing 2013 Notes, the RTL Notes, the Existing Common Stock, the RTL Put Right, and any other indebtedness of or Interests in the Debtors (except as provided in Article III.C.10) shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged, and (2)(i) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, warrants, options, puts, agreements (including registration rights agreements), and other documents evidencing the Existing 2013 Notes, shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged, and (ii) the Existing 2013 Notes Indenture Trustee shall mark the Global Notes (as defined in the Existing 2013 Notes Indenture) cancelled and deliver such cancelled Global Notes to Reorganized CEDC, and (3)(1) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, and other documents evidencing the Existing 2016 Notes shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged and (ii) the Custodian (as defined in the Existing 2016 Notes Indenture) shall mark the Global Dollar Note (as defined in the Existing 2016 Notes Indenture) and the Global Euro Note (as defined in the Existing 2016 Notes Indenture), as applicable, as cancelled and deliver such cancelled Global Dollar Note and Global Euro Note, as applicable, to Reorganized CEDC FinCo; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of a

22

Claim shall continue in effect solely for purposes of (a) allowing holders of Existing 2016 Notes Claims, RTL Credit Facility Claims, and the Unsecured Notes Claims (as applicable) to receive distributions under the Plan as provided herein, and (b) allowing the Indenture Trustees, if applicable, to make distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan; provided further, however, that the cancellation of indentures, notes, instruments, guarantees, certificates, and other documents hereunder shall not itself alter the obligations or rights among third parties (apart from the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates). Upon cancellation of the Existing 2016 Notes Indenture and the Existing 2013 Notes Indenture, all duties and responsibilities of the Indenture Trustees under the Existing 2016 Notes Indenture and the Existing 2013 Notes Indenture, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

C.	Section 1145 Exemption

The issuance of the New Common Stock and New Notes distributed to creditors on account of their Claims shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by provision of the relevant corporate documents or applicable law, regulation, order or rule, and shall thereby be exempt from the requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local laws requiring registration for the offer and sale of a security; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

D.	Governance Documents and Corporate Existence

On the Effective Date, the Corporate Governance Documents of the Debtors shall be amended in a form as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code (including, without limitation, section 1123(a)(6) of the Bankruptcy Code), shall be included in the Plan Supplement, shall contain certain minority stockholder protections that are effective if and when the New Convertible Secured Notes are converted, including but not limited to registration rights, preemptive rights and, subject to appropriate ownership levels, and shall be otherwise reasonably acceptable to RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

Except as otherwise provided herein, in the Corporate Governance Documents or elsewhere in the Plan Supplement, each Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated. After the Effective Date, each Reorganized Debtor may amend and restate its Corporate Governance Documents as permitted by the laws of its respective states, provinces, or countries of formation and its respective charters and bylaws.

23

E.	Reorganized Debtors’ Boards of Directors

The identity of the members of the new board of each of the Reorganized Debtors shall be determined by RTL in its sole discretion, and will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing.

F.	Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing herein shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.

G.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors may implement a management incentive plan for management, selected employees and directors of the Reorganized Debtors, providing incentive compensation in the form of, among other things, stock options, stock appreciation rights, restricted stock, restricted stock units phantom stock awards, performance awards and/or other stock-based awards in Reorganized CEDC in an aggregate amount equal to up to 5% of the New Common Stock, on a fully diluted basis (the “Management Incentive Plan”). Reorganized CEDC shall be authorized to adopt the Management Incentive Plan without the need for any further stockholder action. The specific form of and terms applicable to awards granted under the Management Incentive Plan shall be determined by the new board of Reorganized CEDC; provided that the aggregate price paid for all repurchased, redeemed, acquired or retired New Common Stock issued pursuant to the Management Incentive Plan may not exceed $3.0 million in each twelve-month period from the date of issuance of the New Notes (with any unused amounts in any preceding twelve-month period being carried over to the succeeding twelve-month period). Current directors N. Scott Fine and Markus Sieger shall be paid performance bonuses of $1.0 million and $250,000 in cash, respectively, on the Effective Date.

24

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. On the Effective Date, pursuant to section 1123(a)(5)(B) of the Bankruptcy Code, at the direction of the Debtors, RTL, and a majority in principal amount of the Existing 2016 Notes represented by the Existing 2016 Notes Steering Committee, CEDC shall transfer (by way of merger, consolidation, share exchange, sale of assets, or otherwise) to a newly-formed Delaware corporation (“New CEDC”) all or substantially all of its assets and all Claims and Interests that are Reinstated and/or Unimpaired, and in consideration of such transfer, New CEDC shall make the distributions as specified in Article III.C of the Plan.

J.	Covenant Amendments and Supplemental Indenture

On and after the Confirmation Date, the following actions shall be deemed authorized and approved in all respects, without the need for further approval or agreement under the Existing 2016 Notes Indenture, by the directors or officers of the Debtors or the Reorganized Debtors, the Existing 2016 Notes Indenture Trustee, any security agent under the Existing 2016 Notes Indenture, or otherwise and pursuant to entry of the Confirmation Order: (i) the Supplemental Indenture shall be and shall be deemed to be executed and effective in all regards and in accordance with its terms; (ii) CEDC FinCo shall deliver notice to the Existing 2016 Notes Indenture Trustee that it designates all Non-Debtor Affiliates as Unrestricted Subsidiaries (as defined in the Existing 2016 Notes Indenture) under the Existing 2016 Notes Indenture; and

25

(iii) upon designation of such Non-Debtor Affiliates as Unrestricted Subsidiaries, the guarantees by such Unrestricted Subsidiaries of the Existing 2016 Notes shall be automatically released pursuant to section 10.4(3) of the Existing 2016 Notes Indenture and all liens on assets of such Non-Debtor Affiliates designated as Unrestricted Subsidiaries that secure the Existing 2016 Notes shall be automatically released pursuant to section 11.9(2) of the Existing 2016 Notes Indenture.

K.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; (2) the distribution of the New Common Stock as provided herein; and (3) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

M.	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies,

26

without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

N.	D&O Liability Insurance Policies and Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and Indemnification Provisions belonging or owed to directors, officers, and employees of the Debtors (or the Estates) who served or were employed at any time by the Debtors shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies and Indemnification Provisions pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and Indemnification Provisions. On or before the Effective Date, the Reorganized Debtors shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of six (6) years.

O.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article IX.B hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

27

P.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

Q.	Dutch Auction Procedure

The Debtors shall use a pure reverse Dutch auction procedure to determine which Existing 2016 Notes will be accepted for exchange in the Cash Option. The Ballots will, among other options, provide the holders of Existing 2016 Notes with the option to elect to participate in the Cash Option. The auction will stay open through the Auction Closing Date, and Ballots indicating any such election are due by the Voting Deadline as provided herein.

The Debtors will accept for purchase the Existing 2016 Notes that elect to participate in the Cash Option in the order of the lowest to the highest Bid Prices (as determined based upon each Bid Price’s percentage of the respective Existing 2016 Note’s principal amount) until reaching the Clearing Price. In addition, holders of Existing 2016 Notes that elect to participate in the Cash Option will be subject to proration. The Debtors will first accept for exchange all Existing 2016 Notes with a Bid Price less than the Clearing Price, and thereafter, Existing 2016 Notes with a Bid Price equal to the Clearing Price on a Pro Rata basis. In all cases, appropriate adjustments will be made to avoid purchases of Existing 2016 Notes in principal amounts other than integral multiples of $1,000 or €1,000, as applicable. All Existing 2016 Notes not accepted in the Cash Option as a result of proration will not participate in the Cash Option and will be deemed to have elected to participate in the New Notes Option. In addition, any Existing 2016 Notes for which the respective holders did not elect to participate in the Cash Option will be deemed to have elected the New Notes Option.

To receive payment of Cash pursuant to the Cash Option, the holder of record on the Distribution Date must have been the holder of record as of the Voting Record Date. Furthermore, the ability to participate in the Cash Option is subject to the applicable custodian or nominee complying with any requests of the applicable clearing houses, including, without limitation, confirmation of record holders or surrender of notes by any deadline. Any failure on a holder’s ability to present Existing 2016 Notes for the Cash Option will result in such holder receiving the New Notes Option. Therefore, to receive the Cash Option, the holder as of the Voting Record Date cannot trade its Existing 2016 Notes prior to the Distribution Date. Subject to the foregoing, if holders of Allowed Existing 2016 Notes Claims elect to participate in the Cash Option by indicating as such on their Ballot and submitting such Ballot by the Voting Deadline as provided herein, each such holder shall receive, subject to the foregoing, its portion of the Cash Option Consideration equal to (a) such holder’s 8.875% Bid Price multiplied by the

28

total principal amount of such holder’s Existing 8.875% 2016 Notes accepted for exchange in the Cash Option, divided by €1,000 and converted using the Exchange Rate, plus (b) such holder’s 9.125% Bid Price multiplied by the total amount of such holder’s Existing 9.125% 2016 Notes accepted for exchange in the Cash Option and divided by $1,000, plus (c) the full amount of the aggregate unpaid interest that has accrued on such holder’s accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013 and converted using the Exchange Rate for interest accrued on Existing 8.875% 2016 Notes.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date. After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically

29

disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Class 6 General Unsecured Claims against the applicable Debtor and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

D.	Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies.

E.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

30

F.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Record Date for Distributions

As of the entry of the Confirmation Order, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

C.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Person designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.

31

D.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) affect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in their reasonable discretion.

E.	Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has

32

been filed and the Disbursing Agent has not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf or (e) at the addresses reflected in the Debtors’ books and records. Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, (i) all distributions to holders of Existing 2016 Notes shall be governed by the Existing 2016 Notes Indenture, and shall be deemed completed when made to the Existing 2016 Notes Indenture Trustee, who shall in turn make distributions in accordance with the Existing 2016 Notes Indenture and (ii) all distributions to holders of Existing 2013 Notes shall be governed by the Existing 2013 Notes Indenture, and shall be deemed completed when made to the Existing 2013 Notes Indenture Trustee, who shall in turn make distributions in accordance with the Existing 2013 Notes Indenture.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred.

G.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

H.	Setoffs

Except as set forth herein, the Debtors and the Reorganized Debtors may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may,

33

pursuant to section 558 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

I.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party other than the Debtors or Reorganized Debtors. To the extent a holder of a Claim receives a distribution on account of such Claim from a party other than the Debtors or Reorganized Debtors, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Insurance Claims

No distributions under the Plan shall be made on account of Allowed Claims until the holder of such Allowed Claim has exhausted all remedies with respect to the Debtors’ Insurance Policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.	Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal

34

income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest.

ARTICLE VIII

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

The Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, shall have the exclusive authority to file, settle, compromise, withdraw or litigate to judgment any objections to Claims as permitted under the Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.	Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date. All claims of any Person against any Debtor shall be disallowed unless and until such Person pays, in full, the amount it owes each such Debtor.

C.	Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

D.	Estimation of Claims

The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized

35

Debtors (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

E.	Deadline to File Objections to Claims

Any objections to Claims, if any, shall be filed no later than the Claims Objection Bar Date; provided, however, that the Debtors’ failure to file an objection by the Claims Objection Bar Date shall not cause any Claim to be deemed an Allowed Claim nor shall it prejudice the Debtors’ right ability to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

ARTICLE IX

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Persons.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, the Estates, and Non-Debtor Affiliates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, their

36

Estates and Non-Debtor Affiliates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or the Non-Debtor Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor, Reorganized Debtor, Estate or Non-Debtor Affiliate and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, RTL Investment Agreement or related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, however, that nothing in this Article IX.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission.

C.	Releases by Holders of Claims

Except as otherwise provided in the Plan, as of the Effective Date, each holder of a Claim who affirmatively votes to accept this Plan and does not elect to opt out of the releases contained in this Section IX.C by making such election on its timely submitted ballot shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, Non-Debtor Affiliates and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the RTL Investment Agreement, the Plan Supplement or related agreements, instruments

37

or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date; provided, however, that nothing in this Article IX.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that this Article IX.C shall not release the Debtors, the Reorganized Debtors, their Estates, Non-Debtor Affiliates and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the Existing 2016 Notes Indenture, the Existing 2016 Notes, or the instruments, guarantees, certificates, and other documents related thereto, votes by holders of Existing 2016 Notes Claims to accept this Plan and not opt out of the releases contained in this Article IX.C shall constitute agreement by such holders to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Non-Debtor Affiliates from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, direct or indirect, foreseen or unforeseen, existing or hereafter arising, that relate to guarantees of the Existing 2016 Notes, and any collateral of Non-Debtor Affiliates securing the Existing 2016 Notes except as otherwise set forth in the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

38

E.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.B OR ARTICLE IX.C, DISCHARGED PURSUANT TO ARTICLE IX.E, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.D, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

39

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE. ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

G.	Temporary Injunction with Respect to Existing 2016 Notes Claims

To the extent such Claims are not otherwise released pursuant to Article IX.C of this Plan, the Confirmation Order approving this Plan shall act as a temporary injunction against the enforcement of any default against the Debtors or any Non-Debtor Affiliate obligated under the Existing 2016 Notes. Holders of Existing 2016 Note Claims shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim relating to the Existing 2016 Notes so long as the Debtors continue to provide or cause to be provided such treatment to holders of Existing 2016 Notes Claims as provided under the Plan. The temporary injunction will expire automatically if the Reorganized Debtors default under the Plan by failing to provide or cause to be provided such treatment to holders of Existing 2016 Notes Claims as provided under the Plan and fail to cure such default within 30 days after receipt by the Debtors of written notice of such default from the trustee(s) of the New Notes.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

40

I.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE

EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2016 Notes represented by the Existing 2013 Notes Steering Committee approving the RTL Investment Agreement.

2. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

3. The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, (b) shall include a finding by the Bankruptcy Court that the New Common Stock (except New Common Stock issued in exchange for the RTL New Equity Infusion) and New Notes to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, (c) shall approve the amendments and modifications of the Existing 2016 Notes Indenture as provided in Article V.J of the Plan and (d) shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

41

4. The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

5. RTL shall be satisfied, in its sole discretion, that neither RTL nor any of its affiliates will be required, as a result of the Plan and/or the transactions contemplated by the RTL Investment Agreement, to make any mandatory tender offer(s) under the Polish Securities Laws or any applicable rule of regulation of the Warsaw Stock Exchange.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1. The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein in form and substance acceptable to the Debtors.

2. The Confirmation Order, in form and substance, reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, shall have been entered by the Bankruptcy Court and shall not be subject to any stay subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

3. The Bankruptcy Court shall have entered a Final Order (which may be the Confirmation Order) approving and authorizing the amendment and modification of the Existing 2016 Notes Indenture as provided in Article V.J hereof.

4. All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

5. All conditions to the consummation of the RTL New Equity Infusion, including (without limitation) all conditions set forth in the RTL Investment Agreement, shall have been satisfied or waived by RTL.

6. All conditions to the consummation of the RTL Offer (other than the occurrence of the Effective Date) shall have been satisfied or waived, and the RTL Offer shall close simultaneously with the occurrence of the Effective Date.

7. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

42

8. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived at any time upon receipt of written waivers from each of the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

D.	Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or any other Person; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders or any other Person in any respect.

ARTICLE XI

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided herein and with the consent of RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, and with the consent of RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to the Debtors one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

43

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors or any other Person; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Person.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Claims based on the Debtors’ rejection of Executory Contracts or Unexpired Leases as set forth in Article VI, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

44

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to any Cause of Action;

7. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

13. adjudicate any and all disputes arising from or relating to distributions under the Plan;

14. consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

15. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

16. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

17. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

45

18. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

19. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement or the Confirmation Order;

20. enforce all orders previously entered by the Bankruptcy Court;

21. hear any other matter not inconsistent with the Bankruptcy Code; and

22. enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.B, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

46

D.	Reservation of Rights

None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

F.	Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served or delivered shall be served as follows:

1. If to the Reorganized Debtors, to:

Central European Distribution Corporation

3000 Atrium Way

Suite 265

Mt. Laurel, New Jersey 08054

Attn: General Counsel

with copies to:

Skadden, Arps, Slate, Meagher and Flom LLP

4 Times Square

New York, New York 10036

Attn:    Jay M. Goffman

            Mark A. McDermott

2. After the Effective Date, the Debtors may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

47

G.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the written consent of RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov or at the website of GCG, Inc. at www.gcginc.com/cases/CEDC (to be activated in the event that the Debtors file the Chapter 11 Cases). To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New Common Stock offered and sold under the Plan.

48

K.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

Dated: May 8, 2013

Respectfully submitted,

Central European Distribution Corporation

By:	/s/ N. Scott Fine
Name:	N. Scott Fine
Title:	Vice Chairman and Lead Director

Anthony W. Clark (I.D. No. 2051)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000
(302) 651-3001

– and –

Jay M. Goffman
Mark A. McDermott
SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
(212) 735-2000

Proposed Counsel for Debtors and Debtors in Possession

49

EXHIBIT A TO THE

SECOND AMENDED AND RESTATED JOINT PREPACKAGED CHAPTER 11 PLAN

OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL.

LIST OF REJECTED CONTRACTS AND LEASES

None.

EXHIBIT B TO THE

SECOND AMENDED AND RESTATED JOINT PREPACKAGED CHAPTER 11 PLAN

OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL.

NON-EXCLUSIVE LIST OF RETAINED CLAIMS AND CAUSES OF ACTION

ALL POTENTIAL CLAIMS AND/OR CAUSES OF ACTION NOT RELEASED

PURSUANT TO ARTICLE IX.B OF THE PLAN, WHETHER NOTED HEREIN OR

OTHERWISE, WILL BE INVESTIGATED FOLLOWING CONFIRMATION OF THE

AMENDED AND RESTATED JOINT PREPACKAGED CHAPTER 11 PLAN OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL., AND

ACCORDINGLY ALL SUCH CAUSES OF ACTION AND CLAIMS, WHETHER NOTED

HEREIN OR OTHERWISE, ARE EXPRESSLY RETAINED AND NOT WAIVED.

Any and all outstanding accounts receivable balances owed to the Debtors.

Any and all pre- or postpetition utility deposits.

Any and all pending federal, state and foreign tax actions and appeals.

Any and all rights and claims under contracts, leases, loan agreements, syndications, or any other agreements not cancelled pursuant to the Plan, including but not limited to collection actions and claims.

Any and all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, except such claims that are released under the Plan or the Confirmation Order.

Any and all objections to claims asserted under Bankruptcy Code section 503(b) against the Debtors, whether based upon claims filed on the Debtors’ claims registry or otherwise asserted.

Any and all objections to secured claims against one or more of the Debtors, whether based upon claims filed on the Debtors’ claims registry or otherwise asserted.

Any and all objections to claims asserted under Bankruptcy Code section 507 against one or more of the Debtors, whether based upon claims filed on the Debtors’ claims registry or otherwise asserted.

Nothing herein shall preserve any causes of action or claims that are expressly released or waived under the Plan.

EXHIBIT C TO THE

SECOND AMENDED AND RESTATED JOINT PREPACKAGED CHAPTER 11 PLAN

OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL.

DESCRIPTION OF NEW COMMON STOCK

The principal terms of the New Common Stock to be issued by Reorganized CEDC under the Plan shall be as follows:

Authorization:	120 million shares

Initial Issuance:	25 million shares

Par Value:	$0.01 per share

Voting Rights:	One vote per share

Dividends:	Payable at the discretion of the board of directors of Reorganized CEDC

Conversion Rights:	None

Splits and Adjustments:	Generally, arithmetic splits, combinations, etc. are proportionately treated

Restrictions on Transfer:	None (other than restrictions imposed by applicable state and federal securities laws)

Registration Rights:	None

EXHIBIT D TO THE

SECOND AMENDED AND RESTATED JOINT PREPACKAGED CHAPTER 11 PLAN

OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION, ET AL.

RTL INVESTMENT AGREEMENT

EXECUTION COPY

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

CENTRAL EUROPEAN DISTRIBUTION CORPORATION,

ROUST TRADING LTD.

AND

JSC “RUSSIAN ALCOHOL GROUP”

Effective as of March 8, 2013

i

ii

EXHIBITS

Exhibit A	2013 PSA
Exhibit B	2016 PSA
Exhibit C	Consent solicitation, exchange offer and disclosure statement
Exhibit D	Consent Solicitation Supplement
Exhibit E	Plan

iii

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this “Agreement”), executed on April 26, 2013 and effective as of March 8, 2013, by and among (i) Central European Distribution Corporation (the “Issuer”), (ii) Roust Trading Ltd. (the “Investor”), and (iii) solely for purposes of Section 7.2, Section 8.12, Article IX, Section 10.3, Section 10.4, Section 10.7, Section 11.1, Section 11.2, Section 11.4, Section 11.6 and Section 11.7, JSC “Russian Alcohol Group” (“RAG”).

RECITALS

WHEREAS, the Investor and/or its Affiliates hold secured debt of the Issuer in an aggregate principal amount of Fifty Million Dollars ($50,000,000) pursuant to that certain Facility Agreement, dated March 1, 2013, between the Issuer, as borrower, and the Investor, as lender (the “New Credit Facility Debt”) established pursuant to that certain Binding Term Sheet, dated December 28, 2012, between the Issuer and the Investor (the “Binding Term Sheet”);

WHEREAS, the Investor holds debt securities of the Issuer in an aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “RTL Notes”) issued and purchased pursuant to that certain Securities Purchase Agreement, dated April 23, 2012, by and between the Issuer and the Investor, as amended and restated by that certain Amended and Restated Securities Purchase Agreement, dated as of July 9, 2012, by and between the Issuer and the Investor (the “July SPA”)

WHEREAS, the Issuer and the Investor have agreed that the Issuer shall seek approval from the holders of the Issuer’s 2016 Senior Notes and the holders of the Issuer’s 2013 Convertible Notes to effect a restructuring of its capital structure through a chapter 11 plan within the meaning of section 1125 of the Bankruptcy Code (a “Chapter 11 Restructuring”) or outside of bankruptcy in accordance with the Plan Term Sheets (a “Consensual Restructuring”; the Chapter 11 Restructuring and Consensual Restructuring in accordance with the Plan Term Sheets are referred to herein as the “Restructuring”) in the manner set forth herein and if the requisite approval is obtained, seek to implement the Restructuring;

WHEREAS, in connection with and conditioned on the consummation of the Restructuring, and on the terms and subject to the conditions set forth herein, the Investor has agreed to (i) invest One Hundred Seventy-Two Million Dollars ($172,000,000) in the Issuer and (ii) exchange the New Credit Facility Debt in exchange for the Purchased Securities, as set forth herein (such investment and exchange, the “Investment”);

WHEREAS, the Issuer, the Investor and RAG entered into that certain Securities Purchase Agreement, effective as of March 8, 2013 (the “Original SPA”);

WHEREAS, after their entry into the Original SPA, the Issuer and the Investor have agreed to certain changes in the manner in which the Restructuring is to be implemented, which changes include (i) the termination by the Issuer of the 2013 Notes Exchange Offer, and (ii) an exchange offer by RTL to the holders of the 2013 Convertible Notes to exchange such 2013 Convertible Notes (other than any 2013 Convertible Notes held by RTL and its Affiliates) on the terms and subject to the conditions set forth in the RTL Offering Memorandum (the “RTL Offer”);

WHEREAS, the Issuer and the Investor desire to amend and restate the Original SPA to reflect such agreed changes in the manner in which the Restructuring is to be implemented, as set forth herein; and

WHEREAS, this Agreement amends, supersedes and restates the Original Agreement in all respects.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following respective meanings:

“2012 Annual General Meeting” has the meaning set forth in Section 8.16.

“2013 Convertible Notes” means any notes issued under the 2013 Convertible Notes Indenture.

“2013 Convertible Notes Indenture” means the indenture with respect to the $310,000,000 of 3.00% Convertible Senior Notes due 2013 issued by the Issuer, dated as of March 7, 2008, as amended by the first supplemental indenture dated March 7, 2008.

“2013 Notes Exchange Offer” means the exchange offer for the 2013 Convertible Notes set forth in the Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, filed by the Issuer with the SEC on February 25, 2013.

“2013 PSA” means the amended and restated plan support agreement, dated as of March 20, 2013, among the Investor and certain holders of the 2013 Convertible Notes, attached hereto as Exhibit A.

“2013 Term Sheet” means the Amended and Restated Existing 2013 Notes Term Sheet attached to the 2013 PSA as Exhibit A thereof.

“2016 Notes Exchange Offer” means the exchange offer with respect to the 2016 Senior Notes set forth in the Consent Solicitation and Disclosure Statement on such terms as are satisfactory to the Investor in its sole discretion.

“2016 PSA” means the plan support agreement, dated as of March 25, 2013, among the Investor, certain holders of the 2016 Senior Notes, the Issuer and CEDC Finance Corporation International, Inc., attached hereto as Exhibit B.

2

“2016 Senior Notes” means any notes issued under the 2016 Senior Notes Indenture.

“2016 Senior Notes Indenture” means the indenture with respect to the $380,000,000 of 9.125% Senior Secured Notes due 2016 and the €380,000,000 of 8.875% Senior Secured Notes due 2016 issued by CEDC Finance Corporation International, Inc., dated as of December 2, 2009, as amended by the first supplemental indenture dated December 29, 2009 and the second supplemental indenture dated December 8, 2010.

“2016 Term Sheet” means the Joint Summary Term Sheet, dated February 28, 2013, attached to the 2016 PSA as Exhibit A thereof.

“Action” means any suit, claim, action, proceeding, litigation, arbitration, mediation or investigation.

“Affiliate” of any Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person; provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person, (ii) in the case of a corporation, any officer or director of such corporation, (iii) in the case of a partnership, any general partner of such partnership, (iv) in the case of a trust, any trustee or beneficiary of such trust, (v) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (i) through (iv) above, and (vi) any trust for the benefit of any individual described in clauses (i) through (v) above.

“Agreement” has the meaning set forth in the preamble above.

“Alternative Transaction Agreement” has the meaning set forth in Section 8.3(c)(i).

“Alternative Transaction Proposal” has the meaning set forth in Section 8.3(c)(ii).

“Antitrust Approvals” means the Polish Antitrust Approval, the Russia Antitrust Approval, the Ukraine Antitrust Approval and any other filing with or approval of any Antitrust Authority necessary to consummate the Investment.

“Antitrust Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” means any Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Approval Motion” has the meaning set forth in Section 8.13.

“Approval Order” has the meaning set forth in Section 8.13.

3

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101,-et seq., as may be amended from time to time.

“Bankruptcy Court” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Proceedings” means, if the Restructuring is implemented as a Chapter 11 Restructuring, chapter 11 cases commenced by the Issuer and any of its Affiliates.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time and applicable to the Bankruptcy Proceedings, and the general, local and chambers rules of the Bankruptcy Court.

“Binding Term Sheet” has the meaning set forth in the recitals above.

“Board” has the meaning set forth in Section 4.3(a).

“Break-Up Fee” has the meaning set forth in Section 7.2(a).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, USA, Warsaw, Poland, or Moscow, Russia, are authorized or required by Law or other governmental action to close.

“Business Territory” means any jurisdiction in which the Issuer or any of its Subsidiaries is currently or contemplating conducting their respective businesses.

“Bylaws” means the amended and restated bylaws of the Issuer as of the Effective Date, which shall be in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Issuer as of the Effective Date, which shall be in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court.

“Change of Recommendation” means (i) the Issuer or the Board or any committee thereof (other than the Operational Management Committee (as defined in the Binding Term Sheet)) shall have withdrawn or materially qualified or modified its approval or recommendation of this Agreement, the Exchange Offers or the Plan or the transactions contemplated hereby or thereby, or (ii) the Issuer or the Board or any committee thereof (other than the Operational Management Committee (as defined in the Binding Term Sheet)) shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with any Governmental Entity seeking approval of) any Alternate Transaction Proposal or Alternate Transaction Agreement.

“Chapter 11 Restructuring” has the meaning set forth in the recitals above.

4

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Stock” means the common stock, par value $0.01 per share, of the Issuer or, if the Restructuring is consummated, the reorganized Issuer resulting from the Plan.

“Confirmation Order” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the Order entered by the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably satisfactory to the Investor.

“Confirmed Plan” has the meaning set forth in Section 6.1(p).

“Consensual Restructuring” has the meaning set forth in the recitals above.

“Consent Solicitation” means the consent solicitation contemplated by, and conducted in accordance with, the Consent Solicitation and Disclosure Statement.

“Consent Solicitation and Disclosure Statement” means the Original Offering Memorandum as amended by the Consent Solicitation Supplement, with only such further amendments, supplements, changes and modifications thereto as are satisfactory to the Investor in its sole discretion.

“Consent Solicitation Supplement” means Supplement No. 1 to the CEDC Original Offering Memorandum attached hereto as Exhibit D.

“Contract” has the meaning set forth in Section 4.2.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debtors” means, if the Restructuring is implemented as a Chapter 11 Restructuring, collectively, the Issuer, CEDC Finance Corporation International, Inc., and CEDC Finance Corporation, LLC.

“Disclosure Statement” means a disclosure statement filed under section 1125 of the Bankruptcy Code, which is contained in the Consent Solicitation and Disclosure Statement.

“Effective Date” means (i) if the Restructuring is a Consensual Restructuring, the Settlement Date provided for in the Consent Solicitation and Disclosure Statement or (ii) if the Restructuring is a Chapter 11 Restructuring, the date on which the Plan becomes effective in accordance with its terms.

“End Date” has the meaning set forth in Section 7.1(b)(ii).

5

“Equity Securities” means any class of capital stock of, or other profit or voting interests in, the Issuer and all securities convertible into or rights to purchase the foregoing, including any Equity Security Equivalent and any and all other equity securities of the Issuer or securities convertible into or exchangeable for such securities or issued as a distribution with respect to or in exchange for such securities.

“Equity Security Equivalent” means any option, warrant, right or similar security or right exercisable into, exchangeable for, or convertible to Equity Securities.

“Event” means any event, circumstance, development, state of facts, occurrence, change or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Executed Agreements” means the 2016 PSA and this Agreement.

“Existing Equity” means the shares of Common Stock beneficially owned by the Existing Stockholders.

“Existing Stockholders” means the holders of the Common Stock issued and outstanding prior to the consummation of the Restructuring.

“Expiration Time” means the deadline set forth in the Consent Solicitation and Disclosure Statement by which holders of claims or interests are entitled to vote on the Plan.

“Filings” has the meaning set forth in Section 8.1(a).

“Final Order” means an Order of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order was appealed or from which certiorari was sought; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order shall not prevent such Order from being a Final Order; provided, further, that either the Issuer or the Investor may waive any appeal period.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Agreement” means a governance agreement to be entered into at the Closing between the Issuer and the Investor in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court; provided, that no such governance agreement will be entered into if the Investor elects, in its sole discretion, not to enter into such governance agreement.

6

“Governmental Entity” has the meaning set forth in Section 4.2.

“Indebtedness” means without duplication: (i) all outstanding debt (including short-term and long-term debt but not including trade payables in respect of goods or services purchased in the ordinary course of business) for borrowed money; (ii) all obligations evidenced by a note, bond, debenture or similar instrument; (iii) all capital lease obligations (as determined under GAAP); (iv) the deferred purchase price of property or services due more than six months after such property is acquired or services fully rendered, except trade payables in respect of goods or services purchased in the ordinary course of business; (v) obligations in respect of letters of credit, banker’s acceptances, bank guarantees and similar instruments (other than those issued in respect of (A) Taxes owed to Governmental Entities or (B) arrangements with suppliers of the Issuer or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business); (vi) the net obligations under interest rate protection agreements, swap agreements and call agreements; (vii) guarantees of Indebtedness of the type described in clauses (i) through (vi) (subject to the following clause (viii), other than guarantees in respect of (A) Taxes owed to Governmental Entities or (B) arrangements with suppliers of the Issuer or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business), (viii) any lines of credit provided by banks guaranteeing the payment of excise Taxes and (ix) all obligations in respect of unpaid interest owing on or in respect of any such Indebtedness described in clauses (i), (ii) and (viii) above.

“Indemnified Claim” has the meaning set forth in Section 9.2.

“Indemnified Person” has the meaning set forth in Section 9.2.

“Investment” has the meaning set forth in the recitals above.

“Investor” has the meaning set forth in the preamble above.

“Investor Material Adverse Effect” has the meaning set forth in Section 5.6.

“Investor Releasee” has the meaning set forth in Section 11.9(b).

“Investor Releasors” has the meaning set forth in Section 11.9(a).

“Investor’s Released Claims” has the meaning set forth in Section 11.9(a).

“Issuer” has the meaning set forth in the preamble above.

“Issuer Business” means the respective businesses of the Issuer and its Subsidiaries, as currently conducted and contemplated to be conducted.

“Issuer Releasee” has the meaning set forth in Section 11.9(a).

“Issuer Releasors” has the meaning set forth in Section 11.9(b).

“Issuer’s Released Claims” has the meaning set forth in Section 11.9(b).

7

“July SPA” has the meaning set forth in the recitals above.

“Knowledge of the Issuer” or any other similar term or knowledge qualifier means the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Secretary of the Issuer after due inquiry.

“Law” has the meaning set forth in Section 4.2.

“Lien” has the meaning set forth in Section 4.2.

“Losses” has the meaning set forth in Section 9.1.

“Material Adverse Effect” has the meaning set forth in Section 4.1.

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Rules” means the NASDAQ Listing Rules.

“New Credit Facility Debt” has the meaning set forth in the recitals above.

“Original Offering Memorandum” means the amended and restated offering memorandum, consent solicitation and disclosure statement in the form attached hereto as Exhibit C.

“Operative Agreements” means the Executed Agreements, Registration Rights Agreement, the Governance Agreement, and any other agreement to which the Issuer or any of its Subsidiaries is or becomes a party pursuant to this Agreement, including, if the Issuer accedes to and executes the 2013 PSA, the 2013 PSA.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Original SPA” has the meaning set forth in the recitals above.

“Parties” means the Issuer, the Investor and, solely for the purposes of Section 7.2, Section 8.12, Article IX, Section 10.3, Section 10.4, Section 10.7, Section 11.1, Section 11.2, Section 11.4, Section 11.6 and Section 11.7, RAG.

“Permits” has the meaning set forth in Section 4.1.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Entity.

“Petition Date” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the date of commencement of the Bankruptcy Proceedings.

“Plan” means the plan of reorganization attached hereto as Exhibit E, including all exhibits and schedules thereto, with any amendments, supplements, changes and modifications thereto, in each case, which shall be in form and substance satisfactory to the Investor in its sole discretion.

8

“Plan Term Sheets” means the 2013 Term Sheet and the 2016 Term Sheet.

“Polish Antitrust Approval” means a decision approving the concentration between the Investor and the Issuer (in whatever form, in particular through takeover of control, merger, JV), granted by the relevant Governmental Entities having jurisdiction in Poland (in particular the President of the Office of Competition and Consumer Protection or the European Commission).

“Polish FSA” means the Polish Financial Supervision Authority (Komisja Nadzoru Finansowego).

“Polish Public Offering Act” means the Polish Act of 29 July 2005 on Public Offering, Conditions Governing the Introduction of Financial Instruments to Organized Trading, and Public Companies.

“Polish Securities Trading Act” means the Polish Act of 29 July 2005 on Trading in Financial Instruments.

“Polish Securities Laws” means the Polish Public Offering Act, Polish Securities Trading Act, WSE Rules, and any other Law applicable to a company whose shares are subject to trading on a regulated market in Poland.

“Post-Signing Period” has the meaning set forth in Section 8.3(a).

“Proxy Statement” has the meaning set forth in Section 8.16.

“Purchased Securities” means shares of Common Stock constituting in the aggregate one hundred percent (100%) of the Common Stock issued and outstanding immediately after consummation of the Restructuring.

“RAG” has the meaning set forth in the preamble above

“Registration Rights Agreement” means a registration rights agreement to be entered into at the Closing between the Issuer and the Investor in form and substance satisfactory to the Investor in its sole discretion; provided, that no such registration rights agreement will be entered into if the Investor elects, in its sole discretion, not to enter into such registration rights agreement.

“Representatives” means, with respect to any Person, such Person’s and its Subsidiaries’ officers, directors, managers, employees, investment bankers, attorneys, accountants, agents, and other advisors and representatives.

“Restructuring” has the meaning set forth in the recitals above.

9

“RSB Facility” means the RUR465 million revolving credit facility provided by Russian Standard Bank to ZAO “Sibirsky LVZ” pursuant to that certain facility agreement No. D-66/13, dated as of February 27, 2013, by and between Russian Standard Bank, as lender, and ZAO “Sibirsky LVZ”, as borrower.

“RTL Notes” has the meaning set forth in the recitals above.

“RTL Offer” has the meaning set forth in the recitals above.

“RTL Offering Memorandum” means the Investor’s Confidential Offering Memorandum, dated March 28, 2013, with any amendments, supplements, changes and modifications thereto, in each case, which shall be in form and substance satisfactory to the Investor in its sole discretion.

“Rules and Regulations” means the rules and regulations of the SEC.

“Russia Antitrust Approval” means a decision approving the Investment by the Investor pursuant to this Agreement and the other Operative Agreements, granted to the Investor or its relevant Affiliate by the Russian Federal Antimonopoly Service.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Stockholder Approval” has the meaning set forth in Section 4.2.

“Stockholder Rights Plan” has the meaning set forth in Section 4.3(b).

“Subsidiary” of any entity means any other entity in which such first entity owns or Controls, directly or indirectly, an amount of the voting securities, other voting interests or voting partnership interests sufficient to elect at least a majority of such other entity’s board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such other entity).

“Superior Proposal” has the meaning set forth in Section 8.3(c)(iii).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

10

“Takeover Provision” has the meaning set forth in Section 4.3(c).

“Transaction Expenses” has the meaning set forth in Section 8.12(a).

“Transaction Litigation” has the meaning set forth in Section 8.9(a).

“transactions contemplated by this Agreement” or “transactions contemplated hereby” means the Investment, the Restructuring and the other transactions contemplated by this Agreement, the other Operative Agreements, the Consent Solicitation and Disclosure Statement and the Plan.

“Ukraine Antitrust Approval” means a decision approving the Investment by the Investor pursuant to this Agreement and the other Operative Agreements, granted to the Investor or its relevant Affiliate by the Anti-monopoly Committee of Ukraine.

“Unsecured Notes Claims Consideration” has the meaning set forth in the Plan.

“WSE” means the Warsaw Stock Exchange.

“WSE Rules” means the rules of the WSE.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Purchase of Securities. On the terms and subject to the conditions set forth in this Agreement, the Investor agrees to subscribe for and purchase, and the Issuer agrees to sell and issue to the Investor, on the Closing Date, the Purchased Securities for an aggregate purchase price consisting of (i) One Hundred Seventy-Two Million Dollars ($172,000,000) in cash, (ii) the exchange, cancelation and termination of the New Credit Facility Debt and (iii) the Unsecured Notes Claims Consideration. The Issuer shall issue and deliver the Purchased Securities to the Investor free and clear of all Liens, with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable by the Issuer (if any) in connection with such issuance and delivery duly paid by the Issuer. The Issuer shall use its commercially reasonable efforts to make all Purchased Securities Depository Trust Company eligible as of the Closing Date.

Section 2.2 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to Article VII, the closing of the Investment (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036-2787, as soon as practicable, but in any event within three (3) Business Days, after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.

11

ARTICLE III

THE RESTRUCTURING

Section 3.1 Notes Exchange Offers; Consent Solicitation. On March 18, 2013, the Issuer filed the Consent Solicitation Supplement with the SEC and pursuant thereto, terminated the 2013 Notes Exchange Offer. The Issuer shall conduct the 2016 Notes Exchange Offer and the Consent Solicitation, and seek acceptances of the Plan, in accordance with the terms of the Consent Solicitation and Disclosure Statement and, subject to Section 8.3 of this Agreement, shall not terminate or withdraw, or modify, amend, supplement or otherwise alter the terms of, waive any condition of, or change the Expiration Time or Consent Time (each as defined in the Consent Solicitation and Disclosure Statement), in each case, without the prior written consent of the Investor in its sole discretion.

Section 3.2 Form of Restructuring. The Issuer and the Investor agreed to initially seek to implement the Restructuring as a Consensual Restructuring; however, the Parties determined that the Issuer shall implement the Chapter 11 Restructuring through, and filed, the Bankruptcy Proceedings.

Section 3.3 Elements of the Chapter 11 Restructuring. The Issuer and the Investor agree that the Plan shall at all times provide for treatment consistent with the Plan Term Sheets and also provide that:

(a) if upon completion of the solicitation of votes for the Plan pursuant to the Consent Solicitation and Disclosure Statement there is a sufficient number and amount of accepting votes on the Plan to constitute an accepting class under section 1126(c) of the Bankruptcy Code for a class including the 2013 Convertible Notes and the RTL Notes, then each member of such class shall receive its pro rata share of the Unsecured Notes Claims Consideration;

(b) if upon completion of the solicitation of votes for the Plan pursuant to the Consent Solicitation and Disclosure Statement there is an insufficient number or amount of accepting votes on the Plan to constitute an accepting class under section 1126(c) of the Bankruptcy Code for a class including the 2013 Convertible Notes and the RTL Notes, then each member of such class shall receive no recovery; and

(c) (i) the 2013 Convertible Notes, the RTL Notes, and the Existing Equity shall be canceled and extinguished, (ii) the holders of the 2013 Convertible Notes and the RTL Notes will be entitled to the recovery described in Section 3.3(a) or Section 3.3(b), as applicable, and (iii) the Existing Stockholders shall not be entitled to any recovery.

Section 3.4 RTL Offer.

(a) The Investor shall conduct the RTL Offer pursuant to and in accordance with the RTL Offering Memorandum.

(b) The Investor shall use its commercially reasonable efforts to take all action as may be necessary or advisable so that the RTL Offer and the transactions contemplated thereby will be effected in accordance with this Agreement, the Securities Act, the Exchange Act and any state securities or “blue sky” Laws.

12

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Investor as follows:

Section 4.1 Incorporation. (a) The Issuer has been duly incorporated and is a validly existing corporation in good standing under the Laws of Delaware with full power and authority (corporate and other) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; (b) RAG has been duly formed and is a validly existing entity in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation with full power and authority (corporate or otherwise) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; and (c) the Issuer and each of its Subsidiaries (including RAG) are duly qualified to transact business and are each in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary, except, with respect to clause (c), where the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the (i) condition (financial or otherwise), (ii) business, (iii) assets, (iv) liabilities or (v) results of operations of, in each case, the Issuer and its Subsidiaries, taken as a whole (a “Material Adverse Effect”). The Issuer has not received notification, written or otherwise, that any proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Knowledge of the Issuer, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Issuer and each of its Subsidiaries are in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from all Governmental Entities that are material to the conduct of their respective businesses (collectively, “Permits”), all of which are valid and in full force and effect, and neither the Issuer nor any of its Subsidiaries (1) has received notice of any revocation or modification of any such Permit or (2) has any reason to believe that any such Permit will not be renewed in the ordinary course. Complete and correct copies of the certificate of incorporation and bylaws of the Issuer as in effect on the date of this Agreement have been filed by the Issuer with the SEC.

Section 4.2 Authority The Issuer and RAG have all requisite corporate (or other) power and authority to enter into this Agreement and, (if the Restructuring is implemented as a Chapter 11 Restructuring) upon entry of the Approval Order, to perform the transactions contemplated hereby. When executed and delivered and, (if the Restructuring is implemented as a Chapter 11 Restructuring) after the Petition Date, upon the entry of the Approval Order, this Agreement constituted the legal, valid and binding obligation of the Issuer and RAG, enforceable against the Issuer and RAG in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity. The execution, delivery and

13

performance of this Agreement and the consummation of the transactions contemplated hereby did not and will not (a) result in any violation of the certificate of incorporation or bylaws (or equivalent governing documents) of the Issuer or any of its Subsidiaries, (b) (other than the Bankruptcy Proceedings) result in the creation of any pledge, lien, encumbrance, mortgage, hypothecation, charge, security interest, easement, exclusive license, lease, option, right of first refusal, restriction on transfer, title defect, conditional sale or other title retention agreement, judgment, interest, equitable interest, setoff or claim of any kind or nature, whether arising by agreement, Law or otherwise (“Lien”), upon any assets or property of the Issuer or any of its Subsidiaries pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, give rise to a right of termination, cancelation or acceleration of, or loss of any material benefits under, or constitute a default under (with or without notice or lapse of time, or both), any contract, agreement, license, letter of intent, understanding, indenture, mortgage, deed of trust, loan agreement, note, guarantee, joint venture, lease (including without limitation any sale and leaseback arrangement), franchise, permit or other instrument or bond, debenture, note or other evidence of Indebtedness (and any amendments to the foregoing), to which the Issuer or any of its Subsidiaries is a party or by or to which it or its properties or assets are or, to the Knowledge of the Issuer, may be bound or subject (each, a “Contract”) which breach, violation or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) result in the violation of any law (statutory or common), statute, Order, ruling, rule, regulation, code, ordinance, writ, assessment, award, injunction, judgment or decree (each, a “Law”) enacted, adopted, issued or promulgated by any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its Subsidiaries (each, a “Governmental Entity”), or over any of their respective properties or Contracts or by or to which they or such of its properties or Contracts are or, to the Knowledge of the Issuer, may be bound or subject, which violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than the Antitrust Approvals, no consent, approval, authorization or Order of or qualification with any Governmental Entity or under the NASDAQ Rules and/or the Polish Securities Laws is required for the execution, delivery and performance of this Agreement and the consummation by the Issuer or any of its Subsidiaries of the transactions contemplated hereby, other than the approval of the Issuer’s stockholders if the Restructuring is implemented as a Consensual Restructuring (the “Stockholder Approval”), or the approval of the Bankruptcy Court if the Restructuring is implemented as a Chapter 11 Restructuring.

Section 4.3 Authorization; Consents and Approvals; Takeover Provisions.

(a) Subject to (i) if the Restructuring is implemented as a Consensual Restructuring, receipt of the Stockholder Approval, or (ii) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, upon issuance, the Purchased Securities shall have been duly and validly authorized and reserved for issuance and sale to the Investor pursuant to this Agreement and otherwise in accordance with this Agreement and the Plan. When issued, the Purchased Securities will be validly issued, fully paid and nonassessable and will be issued free and clear of any Lien, preemptive right, subscription rights or similar rights (other than as contemplated in the Certificate of Incorporation and Bylaws or any Operative Agreement). Other than (x) if the

14

Restructuring is implemented as a Consensual Restructuring, receipt of the Stockholder Approval, or (y) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, no further approval or authorization of the board of directors of the Issuer (the “Board”) or any other Person is required for the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Purchased Securities and the completion of the transactions contemplated by this Agreement.

(b) No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over the Issuer or any of its Subsidiaries or any of their respective properties is required for the execution and delivery by the Issuer and, to the extent relevant, such Subsidiaries of this Agreement, the compliance by the Issuer and, to the extent relevant, such Subsidiaries with all of the provisions hereof and the consummation of the transactions contemplated hereby, except (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the expiration or termination of all applicable waiting periods or any applicable notification, authorization, approval or consent under any Antitrust Laws in connection with the transactions contemplated hereby, and (iii) such consents, approvals, authorizations, registrations or qualifications (A) if applicable, as may be required under the NASDAQ Rules to consummate the transactions contemplated hereby or (B) as may be required under state securities or “blue sky” laws in connection with the issuance and sale of the Purchased Securities to the Investor pursuant to this Agreement.

(c) The Issuer and the Board have taken all necessary action, if any, in order to render inapplicable (i) any stockholder rights plan or other “poison pill” arrangement (including the Rights Agreement, dated September 6, 2011, by and between the Issuer and American Stock Transfer & Trust Company, LLC (the “Stockholder Rights Plan”)), (ii) any “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the General Corporation Law of the State of Delaware), and (iii) any control share acquisition, business combination or other similar anti-takeover provision under the Issuer’s organizational documents and any other agreement to which the Issuer is bound (each of clauses (i), (ii) and (iii), a “Takeover Provision”), which is or could become applicable to the Investor, any of the Purchased Securities to be issued to the Investor pursuant to this Agreement or the Restructuring, or the sale and issuance of the Purchased Securities or any other securities as a result of the transactions contemplated by this Agreement or the Restructuring, including, without limitation, the Issuer’s issuance of the Purchased Securities to the Investor.

Section 4.4 No Brokers. Except for Houlihan Lokey Capital, Inc., the Issuer has not dealt with any broker, finder or placement agent in connection with the transactions contemplated by this Agreement, and, except as otherwise disclosed in writing to the Investor on the date hereof and except for certain fees and expenses payable by the Issuer to Houlihan Lokey Capital Inc., the Issuer has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

15

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Issuer as follows:

Section 5.1 Authorization. The Investor has all requisite corporate (or other) power and authority to enter into this Agreement and to perform the transactions contemplated hereby. When executed and delivered, this Agreement constituted the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

Section 5.2 Purchase Entirely for Own Account. The Investor and its applicable Affiliates are acquiring the Purchased Securities being purchased or acquired by it hereunder for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. Other than the Registration Rights Agreement, the Investor and its applicable Affiliates have not entered into an agreement or understanding with the Issuer to resell or distribute the Purchased Securities; the foregoing is, without prejudice, however, to the Investor’s and its Affiliates’ right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of the Purchased Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable securities Laws.

Section 5.3 Financial Capability. The Investor has and will have available funds necessary to fund the purchase price for the Purchased Securities on the terms and subject to the conditions contemplated by this Agreement.

Section 5.4 Investor Status. The Investor certifies and represents to the Issuer that it is now, and at the time the Investor or any of its Affiliates acquires any of the Purchased Securities pursuant to this Agreement, the Investor or such Affiliate, as applicable, has been and will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Investor and its Affiliates’ financial condition is such that it is able to bear the risk of holding the Purchased Securities to be acquired pursuant to this Agreement for an indefinite period of time and the risk of loss of its entire investment. The Investor has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Purchased Securities to be acquired pursuant to this Agreement and has been afforded the opportunity to ask questions of and receive answers from the management of the Issuer concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Issuer in terms of the Issuer’s stage of development so as to be able to evaluate the risks and merits of its investment in the Issuer. The Investor is acquiring the Purchased Securities to be acquired pursuant to this Agreement for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

Section 5.5 Purchased Securities Not Registered. The Investor understands that the Purchased Securities to be acquired by it pursuant to this Agreement have not been

16

registered under the Securities Act, by reason of their issuance by the Issuer in a transaction exempt from the registration requirements of the Securities Act, and that the Purchased Securities must continue to be held by the Investor or an Affiliate of the Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

Section 5.6 No Conflict. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby did not and will not conflict with or result in any violation of or default by the Investor (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or to a loss of a material benefit under (a) any provision of the organizational documents of the Investor, (b) to the knowledge of the Investor, any material agreement or instrument, permit, franchise or license to which it is a party or (c) any Law applicable to the Investor or its properties or assets except, in the case of the foregoing clauses (b) and (c), such conflicts, violations or defaults which would not materially impede or delay or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement or thereby (an “Investor Material Adverse Effect”).

Section 5.7 Consents. Other than the Antitrust Approvals, and (a) if the Restructuring is implemented as a Consensual Restructuring, the Stockholder Approval, and (b) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, all consents, approvals, Orders and authorizations required on the part of the Investor in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained, or will be obtained, and will be effective as of the Closing, except where the failure to obtain such consents, approvals, Orders or authorizations would not reasonably be expected to have an Investor Material Adverse Effect.

Section 5.8 No Public Offering. The Investor has not received any information relating to the Purchased Securities to be acquired by it pursuant to this Agreement from, and is not purchasing the Purchased Securities as a result of, any form of general solicitation or general advertising, including but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 5.9 Investment Company. The Investor and any direct or indirect parent entity or controlling person of the Investor are not and, after giving effect to the offering and sale of the Purchased Securities to be acquired by the Investor pursuant to this Agreement, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

17

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligation of the Investor. The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to (unless waived by the Investor) the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Issuer set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, to the extent such representations and warranties expressly address matters only as of a particular date, such representations and warranties need only be true and correct as of such particular date).

(b) Covenants. The Issuer and RAG shall have performed, in all material respects, all covenants and agreements herein required to be performed or observed by the Issuer or RAG on or prior to the Closing Date.

(c) No Challenges. No proceeding challenging this Agreement or any Operative Agreement or any of the transactions contemplated hereby or thereby or seeking to prohibit, alter or prevent the Closing, shall have been instituted by any Governmental Entity and shall be pending.

(d) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any Antitrust Laws, shall have occurred, and the Antitrust Approvals and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(e) Consents. All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.

(f) No Legal Impediment to Issuance. None of the transactions contemplated by this Agreement or any other Operative Agreement shall be prohibited by any Law.

(g) Officer’s Certificate. The Investor shall have received on and as of the Closing Date a certificate of the chief financial officer of the Issuer confirming (without personal liability) that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied.

(h) Alternative Transaction. Neither the Issuer nor any of its Subsidiaries shall have entered into any Alternative Transaction Agreement (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated).

(i) Change of Recommendation. There shall not have been a Change of Recommendation.

18

(j) Other Agreements; Corporate Documents. The Issuer shall have (i) entered into and delivered to the Investor duly executed counterparts to the Registration Rights Agreement and the Governance Agreement, and (ii) duly and validly adopted the Certificate of Incorporation and Bylaws.

(k) WSE Tender Offer. There shall have occurred at least one of the following events: (i) the Polish FSA shall have confirmed in a manner reasonably satisfactory to the Investor that upon consummation of the Restructuring and the Investment, the Investor and/or its Affiliates shall not, as a result of the Restructuring and/or the transactions contemplated by this Agreement, be required to make any mandatory tender offer(s) under the Polish Securities Laws; (ii) the Common Stock of the Issuer will no longer be listed on the WSE from and after the Closing Date; or (iii) the Issuer is no longer a “public company” within the meaning of the Polish Public Offering Act.

(l) Material Adverse Change. There shall not have occurred since the date of this Agreement any Event that is outside the control of the Issuer and is materially adverse and consequential to the long term viability of the Issuer and its Subsidiaries taken as a whole measured over a commercially reasonable period of several years (a “Material Adverse Change”), provided, that no effect resulting from any of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Change: (A) changes in the U.S., Polish, Russian or global economy, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (B) changes that affect generally the industry in which the Issuer and its Subsidiaries participate, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (C) changes in Law or in GAAP, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (D) any resignations of any employees that are demonstrated by the Issuer to be directly attributable to the execution of this Agreement; (E) any failure by the Issuer to meet internal projections or forecasts on or after the date of this Agreement, in and of itself (it being understood, however, that any event giving rise to or contributing to such failure may constitute or give rise to, and may be taken into account in determining whether there has occurred or would occur, a Material Adverse Change to the extent such event is not an excluded event under any of clauses (A) through (D) or (F)); or (F) the outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, to the extent such outbreak, escalation of war, armed hostilities, acts of terrorism or political instability does not have a disproportionate effect on the Issuer and its Subsidiaries compared to other companies in the industry in which the Issuer participates. Additionally, the following Events shall not be deemed to be a Material Adverse Change: (i) any change in the policies of any Governmental Entity with respect to excise or similar taxes or spirit production or distribution; or, (ii) any event which directly relates to or is a reasonably direct consequence of a Bankruptcy Proceeding. Notwithstanding the foregoing, the following Events shall be considered a Material Adverse Change: any uninsured casualty losses after the date hereof to any property, plant or equipment of the Issuer or any of its Subsidiaries in an amount that is at least One Hundred Million Dollars ($100,000,000) in the aggregate. At any time after the Petition Date, any dispute with respect to whether a Material Adverse Change has occurred shall be finally determined by the Bankruptcy Court.

19

(m) 2016 Exchange Offer; Consent Solicitation. The 2016 Exchange Offer, the Consent Solicitation and solicitation of votes with respect to the Plan shall have been conducted and completed in accordance with the Consent Solicitation and Disclosure Statement, except for such termination of the 2016 Exchange Offer as may be consistent with this Agreement.

(n) No Breaches. Other than solely as a result of (i) the commencement of the Bankruptcy Proceedings or (ii) the non-payment of principal and accrued interest on the 2013 Convertible Notes upon their scheduled maturity date of March 15, 2013, no event of default shall have occurred under any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed of the Issuer and/or any of its Subsidiaries (other than the New Credit Facility Debt, the RTL Notes or the RSB Facility), and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which an event of default has occurred, aggregates Thirty Million Dollars ($30,000,000) or more, or, in the case of any lines of credit provided by banks guaranteeing the payment of excise Taxes, where the event of default has occurred with respect to a principal amount that would have a Material Adverse Effect.

(o) Transaction Expenses. All Transaction Expenses incurred through the Closing shall have been paid in full in accordance with Section 8.12.

(p) Bankruptcy Approval of Plan and Consent Solicitation and Disclosure Statement. Subject to Section 6.4, this Agreement and the Consent Solicitation and Disclosure Statement shall have been approved by the Bankruptcy Court, which Consent Solicitation and Disclosure Statement, and the Order approving it and this Agreement, shall be in form and substance reasonably satisfactory to the Investor. Subject to Section 6.4, the Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and any amendments, supplements, changes and modifications thereto shall, in each case, be reasonably satisfactory to the Investor. Subject to Section 6.4, the Confirmation Order and the Orders entered by the Bankruptcy Court for any amendments, supplements, changes or modifications to the Confirmed Plan shall be in form and substance reasonably satisfactory to the Investor. Subject to Section 6.4, the Orders entered by the Bankruptcy Court referred to above approving the Consent Solicitation and Disclosure Statement and any amendments, supplements, changes and modifications to the Confirmed Plan shall, in each case, have become Final Orders.

(q) Conditions to Plan. Subject to Section 6.4, the conditions to the occurrence of the Effective Date of the Plan as set forth in the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.

(r) Plan of Reorganization. Subject to Section 6.4, the Issuer and all of the other Debtors shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Issuer and the other Debtors prior to the Effective Date.

(s) Limitation of Remedies under 2016 Senior Notes. The 2016 Senior Notes Indenture shall have been amended as contemplated by the Consent Solicitation so as to eliminate substantially all of the restrictive covenants and certain events of default and related

20

provisions contained in, and to release all liens and guarantees under, the existing 2016 Senior Notes Indenture or the Bankruptcy Court shall have issued an Order to such effect which Order shall have become a Final Order.

(t) Stockholder Approval. If Stockholder Approval is required to consummate the Restructuring in accordance with applicable Law or the NASDAQ Rules, the requisite Stockholder Approval shall have been obtained.

(u) Cancellation of Notes. All of the 2013 Convertible Notes and the 2016 Senior Notes shall have been canceled and extinguished, and each of the 2013 Convertible Notes Indenture and the 2016 Senior Notes Indenture shall have been discharged and cease to be of further effect.

(v) RTL Offer. The conditions to the closing of the RTL Offer shall have been satisfied or waived in accordance with the RTL Offering Memorandum (other than any such condition which is not satisfied as a result of a breach by the Investor of the RTL Offering Memorandum.

Section 6.2 Conditions to the Obligation of the Issuer. The obligation of the Issuer to consummate the transactions contemplated hereby shall be subject to (unless waived by the Issuer) the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Investor set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, to the extent such representations and warranties expressly address matters only as of a particular date, such representations and warranties need only be true and correct as of such particular date).

(b) Covenants. The Investor shall have performed in all material respects, all covenants and agreements herein required to be performed or observed by the Investor on or prior to the Closing Date.

(c) No Challenges. No proceeding challenging this Agreement or any Operative Agreement or any of the transactions contemplated hereby or thereby or seeking to prohibit, alter or prevent the Closing, shall have been instituted by any Governmental Entity and shall be pending.

(d) Officer’s Certificate. The Issuer shall have received on and as of the Closing Date a certificate of an executive officer of the Investor confirming (without personal liability) that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any Antitrust Laws, shall have occurred, and the Antitrust Approvals and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

21

(f) No Legal Impediment to Issuance. None of the transactions contemplated by this Agreement or any other Operative Agreement shall be prohibited by any Law.

(g) Bankruptcy Approval of Plan and Consent Solicitation and Disclosure Statement. Subject to Section 6.4, the Consent Solicitation and Disclosure Statement shall have been approved by the Bankruptcy Court. The Confirmation Order and the Order entered by the Bankruptcy Court approving the Consent Solicitation and Disclosure Statement shall, in each case, have become Final Orders.

(h) Conditions to Plan. Subject to Section 6.4, the conditions to the occurrence of the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(i) Stockholder Approval. If Stockholder Approval is required to consummate the Restructuring in accordance with applicable Law or the NASDAQ Rules, the requisite Stockholder Approval shall have been obtained.

(j) RTL Offer. The RTL Offer shall have been conducted and completed in accordance with the RTL Offering Memorandum, except for such termination of the RTL Offer as may be consistent therewith.

Section 6.3 Failure of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as applicable, to be satisfied, and such condition shall be deemed to be satisfied with respect to such Party if such failure was caused by such Party’s failure to act in good faith or material breach of its obligations contained in this Agreement.

Section 6.4 Plan-Related Conditions. Notwithstanding anything in the foregoing to the contrary, the conditions set forth in Sections 6.1(p), 6.1(q), 6.1(r), 6.2(g) and 6.2(h), shall have no force and effect unless the Petition Date has occurred.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) at any time by mutual agreement of the Issuer and the Investor;

(b) by either the Issuer or the Investor if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law restraining, enjoining or otherwise prohibiting the Investment or any of the other transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(b)(i) shall have complied with its obligations, if any, under Section 8.1 and Section 8.2;

22

(ii) the Closing Date shall not have occurred on or prior to October 15, 2013 (the “End Date”); provided, that a Party may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if such Party is in material breach of this Agreement;

(iii) subject to Section 7.4, any of the Bankruptcy Proceedings shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an Order in any of the Bankruptcy Proceedings appointing a trustee, receiver or examiner with expanded powers under chapter 7 or chapter 11 of the Bankruptcy Code; or

(iv) if the required Stockholder Approval is not obtained at any meeting held for such purpose (or at any postponement or adjournment thereof);

(c) by the Issuer:

(i) if there is a material breach (A) of any of the representations and warranties of the Investor contained in Article V or in any other Executed Agreement or (B) by the Investor of any covenant or agreement of the Investor in this Agreement or in any other Executed Agreement that, in either case, is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the tenth (10th) day after written notice thereof is given by the Issuer to the Investor and (y) the day that is three (3) Business Days prior to the End Date; provided, that the Issuer may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Issuer is in material breach of this Agreement; or

(ii) in order to concurrently enter into an Alternative Transaction Agreement with respect to a Superior Proposal; provided, that (A) the Issuer has complied with the terms of Section 8.3 and (B) the Issuer shall have paid the Break-Up Fee payable pursuant to Section 7.2;

(d) by the Investor:

(i) if there is a material breach (A) of any of the representations and warranties of the Issuer contained in Article IV or in any other Executed Agreement or (B) by the Issuer of any covenant or agreement of the Issuer in this Agreement or in any other Executed Agreement that, in either case, is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the tenth (10th) day after written notice thereof is given by the Investor to the Issuer and (y) the day that is three (3) Business Days prior to the End Date; provided, that the Investor may not terminate this Agreement pursuant to this Section 7.1(d)(i) if the Investor is in material breach of this Agreement;

(ii) if there shall have been a Change of Recommendation;

(iii) if the Issuer shall have entered into an Alternative Transaction Agreement;

(iv) except for the Bankruptcy Proceedings, if the Issuer or any of its Subsidiaries: (A) commences any case or proceeding under any Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, arrangement,

23

relief of debtors, dissolution, winding-up or composition or readjustment of debts or any similar Law; (B) applies for or consents to the appointment of any receiver, custodian, trustee or liquidator; (C) makes a general assignment for the benefit of creditors; or (D) takes any action for the purpose of effecting or which would result in a similar or equivalent outcome as any of the foregoing;

(v) if (A) an involuntary case is commenced against the Issuer or any of its Subsidiaries under the Bankruptcy Code; or (B) any proceeding is commenced against the Issuer or any of its Subsidiaries under any other bankruptcy insolvency, liquidation, reorganization, moratorium, arrangement, relief of debtors, dissolution, winding-up or composition or readjustment of debts or any similar Law by any Person; provided, that if either clause (A) or clause (B) occurs with respect to the Issuer, only if such case or proceeding is not dismissed, or a voluntary case or proceeding with respect to the Issuer is not commenced, within twenty-one (21) days;

(vi) subject to Section 7.4, if any of the filings, motions and Orders described in Section 8.13 or Section 8.14 are not made or obtained by the deadlines set forth therein or the Effective Date does not occur by the date set forth therein;

(vii) subject to Section 7.4, if the Bankruptcy Court shall determine not to approve the Plan or shall have approved or confirmed an Alternative Transaction Proposal or alternative plan;

(viii) subject to Section 7.4, if the Issuer amends or modifies or files a pleading to amend or modify the Plan, or any other documents related to the Plan in a manner that is not approved in writing by the Investor;

(ix) if the Issuer amends or modifies the Consent Solicitation and Disclosure Statement, or any Operative Agreement, the Certificate of Incorporation or Bylaws in a manner that is not approved in writing by the Investor;

(x) subject to Section 7.4, if the Bankruptcy Court terminates the Issuer’s exclusive right to propose a plan of reorganization; or

(xi) subject to Section 7.4, if the Bankruptcy Court grants any request by any Person other than the Issuer to amend or modify the Plan, the Consent Solicitation and Disclosure Statement or any documents related to the Plan in a manner that is not approved in writing by the Investor in its sole discretion; or

(xii) if the 2013 PSA (but only if the Issuer accedes to and executes the 2013 PSA) or the 2016 PSA is terminated in accordance with its terms.

Section 7.2 Termination Fees.

(a) Subject to, at any time following the Petition Date, entry of the Approval Order, if this Agreement is terminated pursuant to (i) Section 7.1(d)(i) or (ii) Section 7.1(c)(ii) or Section 7.1(d)(iii), then the Issuer and RAG shall be jointly and severally obligated to pay liquidated damages in an amount equal to Ten Million Dollars ($10,000,000) (the “Break-Up

24

Fee”) to the Investor which shall be inclusive of any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore; provided, that if the payment of the Break-Up Fee and/or the Transaction Expenses by the Issuer is subject to the approval of the Bankruptcy Court, the Issuer shall use its best efforts to obtain such approval at the earliest date following such termination.

(b) Subject to, at any time following the Petition Date, entry of the Approval Order, if (i) this Agreement is terminated by either the Issuer or the Investor pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iv), (ii) prior to such termination an Alternative Transaction Proposal shall have been communicated to the Issuer or publicly announced, and (iii) the Issuer or any of its Subsidiaries subsequently consummates any Alternative Transaction Proposal within eighteen (18) months of such termination, then the Issuer and RAG shall be jointly and severally obligated to pay the Break-Up Fee, as liquidated damages, to the Investor which shall be inclusive of any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore; provided, that if the payment of the Break-Up Fee and/or the Transaction Expenses is subject to the approval of the Bankruptcy Court, the Issuer shall use its best efforts to obtain such approval at the earliest date following such termination.

(c) Payment of the Break-Up Fee due under Section 7.2(a) or Section 7.2(b) will be made (i) prior to or contemporaneous with such termination in the case of termination by the Issuer pursuant to Section 7.1(c)(ii), (ii) within one (1) Business Day after the date of such termination in the case of termination by the Investor pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), and (iii) on the same day as the closing of the transactions referenced in Section 7.2(b); provided, that if the approval of the Bankruptcy Court is required for such payment, such payment will be made no later than the close of business on the next Business Day following approval by the Bankruptcy Court thereof, which approval shall be sought by the Issuer at the earliest date possible following such triggering event. The provision for the payment of the Break-Up Fee is an integral part of the transactions contemplated by this Agreement and without such provision the Investor would not have entered into this Agreement, and the Break-Up Fee and the Transaction Expenses shall, subject to Bankruptcy Court approval (if applicable) and to the extent payable in accordance herewith, shall constitute an allowed superpriority administrative expense claim pursuant to sections 105, 503 and 507(b) of the Bankruptcy Code.

(d) Each Party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Parties would have entered into this Agreement. Accordingly, if the Issuer or RAG fails promptly to pay any amount due to the Investor pursuant to this Section 7.2, the Issuer and RAG shall also be jointly and severally obligated to pay any costs and expenses (including attorneys’ fees) incurred by the other party in connection with a legal Action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

25

Section 7.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by any Party, such Party shall as promptly as practicable deliver written notice thereof to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party. Notwithstanding any termination of this Agreement pursuant to Section 7.1, this Article VII, Section 8.12, Article IX, Article X and Article XI will not terminate and will survive any termination of this Agreement. Nothing in this Section 7.3 shall relieve any Party of liability for any willful breach of this Agreement.

Section 7.4 Plan-Related Termination. Notwithstanding anything in the foregoing to the contrary, the termination rights set forth in Sections 7.1(b)(iii), 7.1(d)(vi)-(viii), 7.1(d)(x) and 7.1(d)(xi), shall have no force and effect unless either (a) the Issuer and Investor mutually agree to implement the Restructuring as a Chapter 11 Restructuring or (b) the Investor requests of the Issuer in writing at any time prior to the Settlement Date referred to in the Consent Solicitation and Disclosure Statement, that the Restructuring be implemented as a Chapter 11 Restructuring.

ARTICLE VIII

COVENANTS

Section 8.1 Antitrust Approvals.

(a) Upon the terms and subject to the conditions set forth herein, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement (each, a “Filing”), including, without limitation, any Filings required under any Antitrust Laws of any applicable jurisdiction (including, without limitation, the Antitrust Approvals). Each Party shall use commercially reasonable efforts to (x) promptly furnish documents or information requested by any Antitrust Authority or other Governmental Entity in connection with the foregoing Filings, (y) cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.1(a) to comply in all material respects with all applicable Laws, and (z) as promptly as practicable supply the other Party with any information which may be required in order to effectuate any Filings pursuant to this Section 8.1(a).

(b) The Issuer and the Investor agree to reasonably cooperate with each other (and to cause their respective Subsidiaries to cooperate) as to the appropriate time and content of each Filing. Each Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with the other Party in advance and, to the extent permitted by the Antitrust Authority and applicable

26

Law, give such other Party a reasonable opportunity to attend and participate thereat; (iii) furnish the other Party with copies of all correspondence, filings and communications between such Party and the Antitrust Authority; (iv) furnish the other Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary Filings or submission of information to the Antitrust Authority; and (v) not withdraw its Filing, if any, under any Antitrust Laws without the prior written consent of the other Party.

(c) Each Party shall use commercially reasonable efforts to cause the waiting periods under the applicable Antitrust Laws to terminate or expire at the earliest possible date after the date of filing. The communications contemplated by this Section 8.1 may be made by the Parties on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards.

(d) Notwithstanding anything in this Agreement to the contrary, nothing shall require the Investor or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets or the Issuer’s or its Subsidiaries’ assets, (ii) limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, the Issuer’s or its Subsidiaries’ businesses or make any other behavioral commitments, (iii) divest any of its Subsidiaries, its Affiliates or any of the Issuer’s Subsidiaries, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Investor in its sole discretion, neither the Issuer nor any of its Subsidiaries shall commit or agree to (x) dispose of, license or hold separate any of its assets or (y) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws; provided, that the Issuer shall commit or agree (subject only to the consummation of the Investment) to take any of the foregoing actions set forth in clauses (x) and/or (y) upon the written request of the Investor. Notwithstanding anything to the contrary herein, neither the Investor, nor any of its Affiliates, nor the Issuer or any of its Subsidiaries, shall be required as a result of this Agreement to initiate any legal Action against, or defend any Action brought by, any Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 8.2 Commercially Reasonable Efforts.

(a) Without in any way limiting any other obligation of the Issuer or the Investor in this Agreement, upon the terms and subject to the conditions set forth herein, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) obtain all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including any filings required under the Securities Act, the Exchange Act, any applicable U.S. state or securities or “blue sky” Laws and the securities Laws of any foreign country, or under any other Law relating to the transactions contemplated by this Agreement, any filings required

27

under the NASDAQ Rules or the Polish Securities Laws, and any other registrations, declarations and filings with any other Governmental Entities, if any) (ii) obtain all necessary consents, approvals or waivers from third parties and (iii) execute and deliver of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, the Issuer and the Investor shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to the Issuer or the Investor, as the case may be, and any of their respective Subsidiaries, that appears in any Filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the rights contained in this Section 8.2(b), the Issuer and the Investor shall act reasonably and as promptly as practicable.

(c) Nothing contained in Section 8.1 or this Section 8.2 shall limit the ability of the Investor to consult with the Issuer and the other Debtors, to appear and be heard, or to file objections, concerning any matter arising in any Bankruptcy Proceedings, so long as such consultation, appearance or objection does not violate (i) the Investor’s obligations hereunder or (ii) the terms of the Plan and the other transactions contemplated hereby and the Plan.

Section 8.3 Alternative Transaction Proposals.

(a) Subject to the provisions of this Section 8.3, at all times during the period commencing with the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Closing Date (the “Post-Signing Period”), the Issuer shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its other Representatives not to, enter into or approve any Alternative Transaction Proposal or Alternative Transaction Agreement. The Issuer shall notify the Investor orally and in writing promptly, and in any event within one (1) Business Day, of the receipt by the Issuer or any of its Subsidiaries or any of their respective Representatives, of any Alternative Transaction Proposal. The written notice shall include the identity of the Person making such Alternative Transaction Proposal, the material terms and conditions of the Alternative Transaction Proposal and copies of any written communications and documents setting forth the material terms and conditions of such Alternative Transaction Proposal received by the Issuer from the Person making such Alternative Transaction Proposal or its Representatives or Affiliates, and the Issuer shall keep the Investor reasonably informed of the status and details of any such Alternative Transaction Proposal and any material developments with respect thereto on a prompt basis (and in any event within 24 hours).

(b) The Issuer shall promptly notify the Investor orally and in writing upon a good-faith determination by the Board or any committee thereof, after consultation with its financial advisors and outside legal counsel, that any Alternative Transaction Proposal is a Superior Proposal. So long as the Issuer is in compliance with this Section 8.3, if the Issuer receives an Alternative Transaction Proposal which the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal and such Alternative Transaction Proposal has not been withdrawn, the Board may terminate this Agreement in accordance with the terms of Section 7.1(c)(ii) to enter into an Alternative

28

Transaction Agreement with respect to a Superior Proposal received after the date of this Agreement, but only if: (i) the Issuer shall have first provided prior written notice to the Investor that it is prepared to terminate this Agreement to enter into an Alternative Transaction Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal; (ii) the Issuer has negotiated in good faith with the Investor (including by making the Issuer’s Representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement proposed by the Investor for a reasonable period of time (consistent with the Board’s fiduciary duties) after the Investor’s receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to the Investor and negotiations in good faith for a reasonable period of time (consistent with the Board’s fiduciary duties)); and (iii) the Board determines in good faith, after taking into account the changes to the terms of this Agreement committed to by the Investor and after consultation with its financial advisors and outside legal counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and that the failure by it to terminate this Agreement to enter into such Alternative Transaction Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, that the Issuer shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless at or concurrently with such termination the Issuer pays the Break-Up Fee in full in accordance with Section 7.2.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Alternative Transaction Agreement” means any Contract, letter of intent (whether binding or not), term sheet (whether binding or not) or support agreement relating to (or any written agreement in principle providing for the consummation of) any Alternative Transaction Proposal.

(ii) “Alternative Transaction Proposal” means any inquiry, offer, indication of interest, proposal or offer (whether or not in writing, and whether or not publicly announced) from any Person relating to any transaction or series of transactions that is inconsistent with the transactions contemplated by this Agreement or the Plan, including (A) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Issuer or any of its Subsidiaries, (B) a sale, lease, license, exchange, mortgage, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of merger, consolidation, spin-off, share exchange (including a split-off), business combination, joint venture, sale of equity interests or other economic interests in the Issuer or any of its Subsidiaries), of assets of the Issuer and/or its Subsidiaries representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Issuer and its Subsidiaries, taken as a whole, (C) an issuance, purchase, sale or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of a tender offer, exchange offer or other similar transaction), (1) of shares of capital stock or other securities representing fifteen percent (15%) or more of the voting power

29

of the capital stock of the Issuer or (2) that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than fifteen percent (15%) of the Common Stock then outstanding, (D) a reorganization, recapitalization, liquidation or dissolution, or any financial restructuring or plan of reorganization, of the Issuer or any of its Subsidiaries, or (E) any combination of the foregoing or other transaction having a similar effect to those described in clauses (A) through (D).

(iii) “Superior Proposal” means a bona fide written Alternative Transaction Proposal that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel and after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by the Investor pursuant to Section 8.3) (A) is at least as likely to be consummated (if accepted) in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the Alternative Transaction Proposal, (B) would, if consummated, result in a transaction that is more favorable to the Issuer and its stakeholders from a financial point of view than the transactions contemplated by this Agreement, and (C) the failure of the Board to identify as a Superior Proposal would be inconsistent with the Board’s fiduciary duties under applicable Law.

Section 8.4 Reporting Status; Listing of Common Stock. The Issuer’s Common Stock is registered under Section 12 of the Exchange Act. At all times during the Post-Signing Period, the Issuer will use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with (a) the SEC under the reporting requirements of the Exchange Act and (b) the Polish FSA and the WSE under the reporting obligations of the Polish Securities Laws, and the Issuer will not terminate its status as an issuer required to file reports under the Exchange Act even if such Laws or the rules and regulations thereunder would permit such termination. The Issuer will not apply for listing on the WSE of the Purchased Securities issued pursuant to this Agreement or of any securities issued pursuant to the Restructuring. The Issuer will use its commercially reasonable efforts to delist its Existing Equity from the WSE in connection with the Restructuring and to take such actions as would enable the condition set forth in Section 6.1(k) to be satisfied.

Section 8.5 Securities Laws. The Issuer shall use its commercially reasonable efforts to take all action as may be necessary or advisable so that the issuance and sale of the Purchased Securities and the other transactions contemplated by this Agreement will be effected in accordance with this Agreement, the Plan, the Securities Act, the Exchange Act, the Polish Securities Laws and any state or foreign securities or “blue sky” Laws.

Section 8.6 Use of Cash Proceeds. The Issuer shall utilize the entire amount of the proceeds received from the Investment solely for the purposes expressly set forth in the Consent Solicitation and Disclosure Statement and the Plan.

Section 8.7 Takeover Provisions. The Issuer and the Board shall (a) take all action to prevent any Takeover Provision from becoming applicable to this Agreement or the sale or issuance of Common Stock to the Investor in accordance with the Restructuring and (b) if any Takeover Provision is or would reasonably be expected to become applicable to the sale or

30

issuance of Common Stock to the Investor in accordance with this Agreement or the Restructuring, the Issuer and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize as much as possible the effects of such Takeover Provision on such transactions.

Section 8.8 Conduct of Business. The Issuer covenants and agrees that, during the Post-Signing Period, (a) except as expressly required by this Agreement, (b) except as compelled by applicable Law, including in connection with any Bankruptcy Proceeding, or (c) unless the Investor otherwise provides its prior written consent in its sole discretion, the Issuer shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business, (y) comply in all material respects with all Laws and Permits applicable to it, and (z) use its commercially reasonable efforts to (1) preserve substantially intact its business organization and assets, (2) maintain satisfactory relationships with its customers, suppliers and any other Persons with which it has material business relations, (3) maintain in effect all Permits of the Issuer and its Subsidiaries, and (4) keep available the services of its key officers and employees.

Section 8.9 Notification of Certain Matters; Transaction Litigation.

(a) The Issuer shall promptly notify the Investor of (i) any Actions in connection with the transactions contemplated by this Agreement or the Plan commenced or, to the Knowledge of the Issuer, threatened, against the Issuer, any of its Subsidiaries, or any party to the Restructuring (each, a “Transaction Litigation”), (ii) the occurrence or non-occurrence of any Event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (iii) any notice of, or other communication relating to, a default or Event that, with notice or lapse of time or both, would become a default under any material Contract to which the Issuer or any of its Subsidiaries is a party, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Plan, or (v) the occurrence or non-occurrence of any Event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Issuer shall (i) keep the Investor fully informed on a prompt basis regarding any Transaction Litigation, (ii) consult with the Investor regarding the defense or settlement of any such Transaction Litigation, (iii) give due consideration to the Investor’s advice with respect thereto and (iv) not settle any such Transaction Litigation without the Investor’s prior written consent.

Section 8.10 Consent Solicitation. The Issuer shall, and shall cause its Subsidiaries and Representatives to, conduct the consent solicitation described in the Consent Solicitation and Disclosure Statement in accordance and compliance with all applicable Laws.

Section 8.11 Access to Information. Subject to applicable Law, upon reasonable notice, the Issuer shall (and shall cause its Subsidiaries to) afford the Investor and its Representatives reasonable access, during normal business hours and without unreasonable disruption or interference with the Issuer’s and its Subsidiaries’ business or operations,

31

throughout the Post-Signing Period, to the Issuer’s and its Subsidiaries’ officers, employees, properties, books, contracts and records and, during the Post-Signing Period, the Issuer shall (and shall cause its Subsidiaries to) furnish promptly to such parties all information concerning the Issuer’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require the Issuer (a) to disclose any legally privileged information of the Issuer or any of its Subsidiaries or (b) to violate any Laws.

Section 8.12 Transaction Expenses

(a) The Issuer and RAG will be jointly and severally obligated to reimburse or pay, as the case may be, all out-of-pocket costs and expenses reasonably incurred by the Investor and its Affiliates in connection with (i) the exploration and discussion of the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby and the Bankruptcy Proceedings (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (ii) any due diligence related to the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby, (iii) the preparation and negotiation of the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby and the Bankruptcy Proceedings, (iv) the implementation of the transactions contemplated by the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby, (v) in connection with the confirmation of the Plan and approval of the Consent Solicitation and Disclosure Statement, and objections thereto and any other actions in the Bankruptcy Proceedings related thereto, (vi) to enforce the Investor’s rights against the Issuer under this Agreement, the Plan and any Operative Agreement (but only to the extent the Investor prevails on the merits of its underlying claim in such proceedings), (vii) any filings required to be made by the Investor or any of its Affiliates with any Governmental Entity and (viii) any other judicial and regulatory proceedings in furtherance of this Agreement and the transactions contemplated hereby, including, in each case, the reasonable fees, costs, and expenses of (1) the outside counsel of the Investor (including White & Case LLP), and (2) any accountants, investment bankers, financial advisors, experts, consultants and other professionals retained by the Investor, including Blackstone Advisory Partners L.P. (collectively, “Transaction Expenses”) in the following manner:

(x) on the Closing Date, if the Closing Date occurs; or

(y) upon termination of this Agreement in accordance with Section 7.1, other than (1) in the circumstances in which a Break-Up Fee is payable and paid in accordance with the terms of Section 7.2 or (2) if this Agreement is terminated by the Issuer pursuant to Section 7.1(c)(i), and subject in each case referred to in this clause (y) to a cap on such Transaction Expenses of Three Million Five Hundred Thousand Dollars ($3,500,000); provided, that payment of such Transaction Expenses in accordance with this clause (y) will be made prior to or contemporaneous with such termination if this Agreement is terminated by the Issuer and within three (3) Business Days after such termination if this Agreement is terminated by the Investor.

32

(b) The provision for the payment of Transaction Expenses is (and, if the Restructuring is implemented as a Chapter 11 Restructuring, the Approval Order will so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investor would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed superpriority administrative expense claim pursuant to sections 105, 503 and 507(b) of the Bankruptcy Code. The Issuer shall be responsible for and pay its own expenses.

Section 8.13 Approval Motion and Approval Order. If the Restructuring is implemented as a Chapter 11 Restructuring, on the Petition Date, the Issuer shall file a motion and supporting papers, which shall be in form and substance satisfactory to the Investor in its sole discretion (the “Approval Motion”), seeking the entry of an Order of the Bankruptcy Court (the “Approval Order”) (a) approving and authorizing the Issuer and the other Debtors to perform their respective obligations hereunder, including the payment, in accordance with, and subject to, the terms and conditions hereof, of the Transaction Expenses and Break-Up Fee provided for herein and the granting of the releases set forth in Section 11.9. If the Restructuring is implemented as a Chapter 11 Restructuring the Issuer agrees that it shall use commercially reasonable efforts to (x) obtain the entry of the Approval Order (including filing supporting affidavits on behalf of the Issuer and its financial advisor) and (y) cause the Approval Order to become a Final Order (including by requesting that such Approval Order be a Final Order immediately upon its entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rule 6004(h)), in each case as soon as practicable following the filing of the Approval Motion, but in no event later than the date of the Confirmation Order.

Section 8.14 Plan, Consent Solicitation and Disclosure Statement and Other Documents.

(a) This Section 8.14 shall apply if the Restructuring is to be implemented as a Chapter 11 Restructuring.

(b) If voting on the Plan is solicited as a prepackaged plan prior to the Petition Date, then the Issuer shall use its commercially reasonable efforts to implement the Restructuring through the Plan consistent with the following milestones:

(i) obtain from the Bankruptcy Court an Order approving the Consent Solicitation and Disclosure Statement on or before 5:00 pm (New York time) on May 15, 2013;

(ii) obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on May 15, 2013; and

(iii) cause the Effective Date to occur on or before 5:00 pm (New York time) on August 15, 2013.

(c) If voting on the Plan is not solicited as a prepackaged plan prior to the Petition Date, then the Issuer shall use its commercially reasonable efforts to implement the Restructuring through the Plan consistent with the following milestones:

(i) file a motion seeking approval of the Disclosure Statement on or before 5:00 pm (New York time) on the fourteenth (14th) day after the Petition Date;

33

(ii) obtain from the Bankruptcy Court an Order approving the Disclosure Statement on or before 5:00 pm (New York time) on July 1, 2013;

(iii) obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on July 15, 2013; and

(iv) cause the Effective Date to occur on or before 5:00 pm (New York time) on October 15, 2013.

(d) The Issuer shall use its commercially reasonable efforts to cause each Order of the Bankruptcy Court referenced in (i) Section 8.13 and (ii) Section 8.14(b) or Section 8.14(c), as applicable, to become Final Orders within fourteen (14) days after the entry of such Order.

(e) The Issuer shall (i) provide to the Investor a copy of (A) any proposed amendments, supplements, changes or modifications to the Plan, the Consent Solicitation and Disclosure Statement, the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement, the Governance Agreement and any other Operative Agreement and (B) the proposed form of Approval Order, Confirmation Order, the proposed form of any plan supplement and any proposed amendments, supplements, changes or modifications to any of the foregoing, (ii) provide a reasonable opportunity to the Investor to review and comment on such documents prior to authorizing, agreeing to, entering into, implementing, executing or, if applicable, filing with the Bankruptcy Court or seeking Bankruptcy Court approval or confirmation of, any such documents, and (iii) consider, in good faith, any comments consistent with this Agreement and the Plan, and any other comments of the Investor and its counsel. Except as otherwise contemplated by Section 8.3, notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Effective Date, the Issuer shall not authorize, approve, agree to, enter into, implement, execute or, if applicable, file with the Bankruptcy Court or seek Bankruptcy Court approval or confirmation of: (x) any plan of reorganization for any Debtor, disclosure statement, confirmation order, certificate of incorporation or bylaws of the Issuer, registration rights agreement, governance agreement or plan supplement other than the Plan, Consent Solicitation and Disclosure Statement, Confirmation Order, Certificate of Incorporation, Bylaws, Registration Rights Agreement, Governance Agreement or a plan supplement satisfactory to the Investor in its sole discretion; (y) any management equity incentive program other than as approved in writing by the Investor in its sole discretion; or (z) any employment agreement or any “change in control” agreement with any employee other than as approved in writing by the Investor in its sole discretion.

(f) If at any time prior to the Expiration Time, to the Knowledge of the Issuer, any Event occurs as a result of which the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement), as then amended or supplemented, would not meet the requirements of section 1125 of the Bankruptcy Code, or if it shall be necessary to amend or supplement the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not

34

solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement) to comply with applicable Law, the Issuer will promptly notify the Investor of any such Event and prepare an amendment or supplement to the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement) that is acceptable in form and substance to the Investor in its sole discretion that will correct such statement or omission or effect such compliance.

Section 8.15 Plan Support. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit the Investor from transferring or otherwise disposing of any of its Existing Equity, New Credit Facility Debt, RTL Notes, or 2013 Convertible Notes in accordance with the 2013 PSA or the 2016 PSA.

Section 8.16 Proxy Statement. Any proxy statement filed with the SEC (and any amendments or supplements thereto, the “Proxy Statement”) for its annual meeting of stockholders with respect to its 2012 fiscal year (the “2012 Annual General Meeting”) shall seek only approval of the matters included in the Issuer’s preliminary proxy statement filed with the SEC on February 28, 2013. Prior to filing any amendment to the Proxy Statement or any other filing with the SEC in connection with the 2012 Annual General Meeting, the Issuer will provide drafts thereof to the Investor, will give the Investor a reasonable time to review and comment thereon and will consider in good faith any comments made by the Investor. The Proxy Statement and any such other filings shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and shall not, on the date it is first mailed to stockholders of the Issuer and at the time of the 2012 Annual General Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The Issuer shall, as promptly as practicable after receipt thereof (and in any event within two (2) Business Days), provide the Investor copies of any written comments and advise the Investor of any oral comments with respect to the Proxy Statement received from the SEC. If at any time prior to the 2012 Annual General Meeting, (a) any Event occurs with respect to the Parties hereto or any of their respective Affiliates, officers or directors, which is required to be set forth in an amendment of, or supplement to, the Proxy Statement or (b) any information relating to the Parties hereto, or any of their respective Affiliates, officers or directors, should be discovered by a Party which should be set forth in an amendment of, or supplement to, the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Issuer shall file as promptly as practicable with the SEC an amendment of or supplement to the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Issuer; provided, that prior to filing any such amendment or supplement, the Issuer will provide drafts thereof to the Investor, will give the Investor a reasonable time to review and comment thereon and will consider in good faith any comments made by the Investor.

Section 8.17 Capitalization in a Consensual Restructuring. If the Restructuring is implemented as a Consensual Restructuring, the Issuer shall take such steps as are necessary to cause the following to be true as of immediately after the consummation of the Investment and

35

the Restructuring: (a) the Purchased Securities shall constitute all of the issued and outstanding shares of common stock of the Issuer; (b) no shares of preferred stock of the Issuer will be issued or outstanding; (c) the Purchased Securities will constitute one hundred percent (100%) of the issued and outstanding common stock of the Issuer; (d) there will be no options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Issuer or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of its capital stock or other Equity Securities; (e) there will be no outstanding contractual obligations of the Issuer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its Equity Securities; and (f) no Person will have the right to require the Issuer to register any securities of the Issuer under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Issuer for its own account or for the account of any other Person other than as provided for in the Operative Agreements.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1 Indemnification Obligations. Following the date hereof, the Issuer and RAG shall jointly and severally indemnify and hold harmless the Investor, its Affiliates, and their respective shareholders, general partners, members, managers, equity holders and Representatives and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses (including any legal or other expenses reasonably incurred in connection with defending or investigating any Action or claim as to which it is entitled to indemnification hereunder as such expenses are incurred), joint or several (collectively, “Losses”) that such Person incurs or may incur arising out of or in connection with any third party claim (including, for the avoidance of doubt, any claim by any Affiliate of the Issuer, other than the Investor) against any such Person in connection with (a) the failure of any representation or warranty made by the Issuer in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, and/or (b) any breach by the Issuer of any covenant or agreement contained in this Agreement, in each case, whether or not the transactions contemplated by this Agreement, the Restructuring or the Plan are consummated or this Agreement is terminated.

Section 9.2 Indemnification Procedure. Promptly after receipt by a Person entitled to indemnification under Section 9.1 (such Person, an “Indemnified Person”) of notice of the commencement of any Action (an “Indemnified Claim”) by any Person other than the Issuer, such Indemnified Person will, if a claim is to be made hereunder against the Issuer in respect thereof, notify the Issuer in writing of the commencement thereof; provided, that the omission to so notify the Issuer will not relieve the Issuer or RAG from any liability that either may have hereunder except to the extent the Issuer has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Issuer of the commencement thereof, the Issuer will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Issuer and based on advice of such Indemnified Person’s counsel

36

there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Issuer, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnified Person. Upon receipt of notice from the Issuer to such Indemnified Person of its election so to assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Issuer shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (a) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood that all such expenses shall be reimbursed as they occur), (b) the Issuer shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (c) the Issuer shall not have acknowledged its indemnification obligation to such Indemnified Person or shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (d) the Issuer shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 9.3 Settlement of Indemnified Claims. The Issuer shall not be liable for any settlement of any Indemnified Claims effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any settlement of any Indemnified Claim is consummated with the written consent of the Issuer or if there is a final judgment for the plaintiff in any such Indemnified Claim, the Issuer agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Issuer hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX. Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Issuer to reimburse such Indemnified Person for legal or other expenses in excess of Fifty Thousand Dollars ($50,000) in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the Issuer shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than (i) sixty (60) days after receipt by the Issuer of such request for reimbursement and (ii) thirty (30) days after receipt by the Indemnified Party of the material terms of such settlement and (b) the Issuer shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Issuer shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person in its sole discretion from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are

37

subject to Indemnification pursuant to Section 9.1, then the Issuer shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and such Indemnified Person on the other hand but also the relative fault of the Issuer, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.

Section 9.5 Treatment of Indemnification Payments. All amounts paid by the Issuer to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to the purchase price for the Purchased Securities for all Tax purposes.

Section 9.6 Limitation on Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in this Article IX will not, as to any Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from (a) any material breach of this Agreement by such Indemnified Person or (b) the willful misconduct or gross negligence of such Indemnified Person.

Section 9.7 Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any Party, all representations, warranties and agreements made in this Agreement will survive the execution and delivery of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Public Statements or Releases. At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Issuer and the Investor shall consult with each other prior to issuing any press releases and/or filing any Current Reports on Form 8-K or other such SEC filings with respect to the transactions contemplated hereby or by the Plan, and shall provide each other with an opportunity to review and comment on any such press release or SEC filings a reasonable amount of time before it is made and shall consider in good faith any comments made by such reviewing Party; provided, that nothing in this Section 10.1 shall prevent any Party from making any public announcement in connection with the termination of this Agreement by such Party without such prior notice.

Section 10.2 Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

Section 10.3 Rules of Construction. (a) All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person(s) may require; (b) when reference is made in this Agreement to an Article, Section, Paragraph, Clause, Schedule, Exhibit or Annex, such reference will be to an article, section,

38

paragraph, clause, schedule, exhibit or annex to this Agreement unless otherwise indicated; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”; (d) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication; (e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement; (f) references to “day” or “days” are to calendar days; (g) references to “the date hereof” are to the date of this Agreement; (h) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented; (i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and (j) references to “dollars” or “$” are to United States of America dollars. Whenever in this Agreement any Party is permitted to take an action or make a decision in its “sole discretion”, the Parties acknowledge that such Party is entitled to make such decision or take such action in such Party’s sole and absolute and unfettered discretion and shall be entitled to make such decision or take such action without regard for the interests of any other Person and for any reason or no reason whatsoever. Each Party hereto acknowledges, and agrees to accept, all risks associated with the granting to the other Parties of the ability to act in such unfettered manner.

Section 10.4 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or by facsimile or delivered by hand to the Party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) Business Days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number as set forth below:

(a) All correspondence to the Issuer shall be addressed as follows:

Central European Distribution Corporation

Bobrowiecka 6

00-728 Warsaw

Poland

Attention:        Chief Executive Officer

Facsimile:        +48 22 456 60 01

with a copy to

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank St., Canary Wharf

London E14 5DS

UK

Attention:        Scott Simpson, Esq.

                         Jay M. Goffman, Esq.

Facsimile:       +44 20 7519 7070

39

(b) All correspondence to the Investor shall be addressed as follows:

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention:        Wendell M. Hollis

with a copy to

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:        Gregory Pryor

Facsimile:        +1 (212) 354-8113

White & Case LLP

Southeast Financial Center, Suite 4900

200 South Biscayne Boulevard

Miami, FL 33131

Attention:        Thomas E Lauria

Facsimile:        +1 (305) 358-5744

(c) Any Party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

Section 10.5 Captions. The descriptive headings of the Articles and Sections of this Agreement are solely for the convenience of reference and shall not affect their interpretation.

Section 10.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the economic, business and legal effect of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.7 Obligations of RAG. Notwithstanding anything to the contrary contained in this Agreement, RAG’s obligation to pay any amount for which it is jointly and severally liable with the Issuer under this Agreement shall be conditioned upon the entry of the Approval Order, if the Restructuring is implemented as a Chapter 11 Restructuring.

40

ARTICLE XI

GOVERNING LAW AND OTHER PROVISIONS

Section 11.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Injunctive Relief

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS CONCEPTS WHICH WOULD APPLY THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF NEW YORK AND IN THE BOROUGH OF MANHATTAN, AND ALL APPELLATE COURTS RELATING THERETO, FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING CONSENT TO NEW YORK JURISDICTION, UPON COMMENCEMENT OF THE BANKRUPTCY PROCEEDINGS, EACH PARTY HERETO AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON EACH PARTY HERETO ANYWHERE IN THE WORLD BY THE SAME METHODS AS ARE SPECIFIED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY ACTION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 11.2 Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Issuer and the Investor.

Section 11.3 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

41

Section 11.4 Assignment. The rights and obligations of the Parties shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each Party. No Party may assign its rights or obligations under this Agreement or designate another Person (a) to perform all or part of its obligations under this Agreement or (b) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other Parties; provided, that the Investor may assign any of its rights, benefits and obligations hereunder to an Affiliate thereof without the consent of the Issuer, but such assignment shall not relieve the Investor of any obligation or liability hereunder. Any assignment in accordance with the terms of this Section 11.4 shall be valid only where the assignee agrees to be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other Parties. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall have the right, by delivery of written notice to the Issuer no later than two (2) Business Days prior to the Closing Date, to designate one or more of its Affiliates to be the recipient of all or any portion of the Purchased Securities or any other securities to be issued to the Investor or any of its Affiliates pursuant to this Agreement or the Plan, whereupon the Issuer shall issue the Purchased Securities or any other securities to be issued to the Investor or any of its Affiliates pursuant to this Agreement or the Plan in the names of such Persons as set forth in such notice.

Section 11.5 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 11.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements relating to the subject matter hereof, whether written or oral.

Section 11.7 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Issuer, the Investor and RAG, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 11.8 Obligations That Do Not Fall on Business Days. Notwithstanding anything in this Agreement to the contrary, if any payment obligation under this Agreement is to occur on a day that is not a Business Day, such obligation shall be the next following Business Day.

Section 11.9 Mutual Releases.

(a) Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights arising in respect of this Agreement or any other Operative Agreement), the Investor, on behalf of itself and, to the extent legally empowered to do so, its past and present officers, managers, directors, Subsidiaries and Affiliates, and each of their respective successors and assigns (collectively, the “Investor Releasors”), hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, the Issuer and each of its past and present officers, managers, directors, stockholders, Subsidiaries, Affiliates and other Representatives (each, an “Issuer Releasee”) of, from and against any and all actions, causes of

42

action, claims, demands, damages, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, which any Investor Releasor ever had, now has or may have or claim to have against any Issuer Releasee, whether arising in law, equity or otherwise, to the extent arising out of, resulting from or relating to any matters or Events occurring on or prior to the Closing, in any way relating to the Issuer or its Affiliates, the Restructuring, the July SPA (including any rights or claims with respect to Section 8.13 thereof), the Binding Term Sheet or the Consent Solicitation and Disclosure Statement (collectively, the “Investor’s Released Claims”). Notwithstanding anything to the contrary contained in this Section 11.9(a), Investor Released Claims shall not include any claims any Investor Releasor may have against any Issuer Releasee pursuant to (i) any other Contract (including an Operative Agreement) to which the Investor or any of its Affiliates, on the one hand, and the Issuer or any of its Affiliates, on the other hand, is a party, (ii) any indemnification or similar agreement relating to such Investor Releasor’s position as a director or officer of the Issuer or any of its Subsidiaries or (iii) any indemnification provisions contained in the certificate of incorporation or bylaws (or equivalent governing documents) of the Issuer or any of the Issuer’s Subsidiaries or under applicable Law.

(b) Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights arising in respect of this Agreement or any other Operative Agreement), the Issuer, on behalf of itself and, to the extent legally empowered to do so, its past and present officers, managers, directors, Subsidiaries and Affiliates, and each of their respective successors and assigns (collectively, the “Issuer Releasors”), hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, the Investor and each of its past and present officers, managers, directors, stockholders, Subsidiaries, Affiliates and other Representatives (each, an “Investor Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, which any Issuer Releasor ever had, now has or may have or claim to have against any Investor Releasee, whether arising in law, equity or otherwise, to the extent arising out of, resulting from or relating to any matters or Events occurring on or prior to the Closing, in any way relating to the Investor or its Affiliates, the Restructuring, the July SPA (including any rights or claims with respect to Section 8.13 thereof), the Binding Term Sheet or the Consent Solicitation and Disclosure Statement and Mr. Roustam Tariko’s service as a director or officer of the Issuer or any of its Affiliates (collectively, the “Issuer’s Released Claims”). Notwithstanding anything to the contrary contained in this Section 11.9(b), Issuer’s Released Claims shall not include any claims any Issuer Releasor may have against any Investor Releasee pursuant to any other Contract (including an Operative Agreement) to which the Investor or any of its Affiliates, on the one hand, and the Issuer or any of its Affiliates, on the other hand, is a party.

(c) From and after the Closing, (a) the Investor agrees not to, and agrees to cause each Investor Releasor not to, assert any Investor’s Released Claims against the Issuer Releasees and (b) the Issuer agrees not to, and agrees to cause each Issuer Releasor not to, assert any Issuer’s Released Claims against the Investor Releasees. Notwithstanding anything contained in this Agreement to the contrary, (i) the provisions contained in this Section 11.9 shall terminate upon any termination of this Agreement and (ii) each Investor Releasor and Issuer

43

Releasor retains, and does not release, waive or limit in any manner its respective rights and interests under the terms and conditions of this Agreement. For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, no breach of any provision in this Agreement shall be released, waived or limited pursuant this Section 11.9, irrespective of whether the matter or Event giving rise to such breach of this Agreement occurred on or prior to the Closing.

Section 11.10 Specific Performance; Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of this Agreement were not performed by the Issuer or RAG in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Investor shall be entitled to specific performance and other equitable relief, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which it is entitled at law or in equity. The Issuer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Investor has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Investor shall not be required to provide any bond or other security in connection with any such Order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, except as set forth in Section 11.10(c) below, neither the Issuer nor any of its Affiliates shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Investor or any remedy to enforce specifically the terms and provisions of this Agreement and that the Issuer’s and its Affiliates’ sole and exclusive remedies with respect to any such breach shall be a claim for money damages for such breach; provided, that in no event shall the Investor and/or any of its Affiliates be liable for any damages in excess of One Hundred Seventy-Two Million Dollars ($172,000,000) in the aggregate (whether restitution, consequential, punitive, special, incidental, indirect or otherwise) under any legal theory, including for any willful, intentional or knowing breach.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Issuer (and not RAG) shall be entitled to specific performance to cause the Investor to complete the Investment only if: (i) all conditions in Section 6.1 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing and which are, at the time that the Issuer seeks specific performance pursuant to this Section 11.10(c), capable of being satisfied if the Closing were to occur at such time); (ii) the Investor fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; (iii) the Issuer has confirmed in writing to the Investor that (A) all conditions set forth in Section 6.2 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 6.2 for purposes of consummating the Investment and (B) the Issuer is ready, willing and able to consummate the Investment; (iv) such specific performance would result in the consummation of the Investment in accordance with this Agreement substantially contemporaneously with the consummation of the Restructuring; and (v) neither the Issuer nor any of its Affiliates has made any claim for damages against the

44

Investor or any of its Affiliates for any breach or noncompliance with this Agreement or any Operative Agreement. Under no circumstances shall the Issuer and/or any of its Affiliates be entitled to obtain both (1) an injunction or any form of equitable relief or specific performance to require compliance with this Agreement and (2) damages for breach of or noncompliance with this Agreement (based on any legal theory and including willful, intentional or knowing breach). To the extent the Issuer or any of its Affiliates is entitled to and elects to pursue a remedy of specific performance under this Section 11.10(c), such remedy shall be the Issuer’s and its Affiliates’ sole and exclusive remedy and the Issuer and its Affiliates shall be precluded from pursuing any damage claim for breach of or noncompliance with this Agreement (based on any legal theory and including willful, intentional or knowing breach).

Section 11.11 Amendment and Restatement. This Agreement amends, supersedes and restates the Original Agreement in all respects.

[Signature Pages to Follow]

45

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Securities Purchase Agreement effective as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:
	Name:	Grant Winterton
	Title:	Chief Executive Officer

[Signature Page to the Amended and Restated Securities Purchase Agreement]

ROUST TRADING LTD.

By:
	Name:	Wendell Malcom Hollis
	Title:	Director

[Signature Page to the Amended and Restated Securities Purchase Agreement]

JSC “RUSSIAN ALCOHOL GROUP”

By:
	Name:	Vladimir Filiptsev
	Title:	General Director

[Signature Page to the Amended and Restated Securities Purchase Agreement]

Exhibit 2

Blackline Second Amended Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Case No. 13- 10738 (CSS)
:
CENTRAL EUROPEAN DISTRIBUTION	:	Chapter 11
CORPORATION, et al.	:
:
Debtors.[1]	:
:
:
x

SECOND AMENDED AND RESTATED JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF CENTRAL

EUROPEAN DISTRIBUTION CORPORATION, ET AL.

~~Sarah E~~Anthony W. ~~Pierce~~Clark (I.D. No. ~~4648~~2051)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

(302) 651-3000

(302) 651-3001

– and –

Jay M. Goffman

Mark A. McDermott

SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

(212) 735-2000

Proposed Counsel for Debtors and Debtors in Possession

Dated: ~~March 18~~May 8, 2013

[1]

The Debtors and the last four digits of their taxpayer identification numbers (as applicable) are as follows: Central European Distribution Corporation (5271), CEDC Finance Corporation International, Inc. (0116), and CEDC Finance Corporation LLC (7136). The address for each of the Debtors is 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054.

1

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	15
C.	Computation of Time	~~14~~16
D.	Governing Law	~~14~~16
E.	Reference to Monetary Figures	~~14~~16
F.	Reference to the Debtors or the Reorganized Debtors	16

ARTICLE II TREATMENT OF UNCLASSIFIED CLAIMS		17
A.	Administrative Claims	17
B.	Priority Tax Claims	17

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18
A.	The Debtors	18
B.	Classification of Claims and Interests	~~16~~18
C.	Treatment of Claims and Interests	~~17~~19

ARTICLE IV ACCEPTANCE REQUIREMENTS		~~20~~22
A.	Acceptance or Rejection of the Plan	~~20~~22
B.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	23

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		23
A.	Sources of Consideration for Plan Distributions	23
B.	Cancellation of Securities and Agreements	24
C.	Section 1145 Exemption	~~22~~25
D.	Governance Documents and Corporate Existence	25
E.	Reorganized Debtors’ Boards of Directors	~~23~~25
F.	Employee Benefits	~~23~~26
G.	Management Incentive Plan	26
H.	Vesting of Assets in the Reorganized Debtors	~~24~~26
I.	Restructuring Transactions	~~24~~27
J.	Covenant Amendments and Supplemental Indenture	27
K.	Corporate Action	~~25~~28
L.	Effectuating Documents; Further Transactions	~~25~~28
M.	Section 1146 Exemption from Certain Taxes and Fees	28
N.	D&O Liability Insurance Policies and Indemnification Provisions	~~26~~29
O.	Preservation of Causes of Action	~~26~~29
P.	Single Satisfaction of Claims	~~27~~30
Q.	Dutch Auction Procedure	~~27~~30

i

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		~~28~~31
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	~~28~~31
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	32
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	~~29~~32
D.	Insurance Policies	~~29~~32
E.	Reservation of Rights	33
F.	Contracts and Leases Entered Into After the Petition Date	~~30~~33

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		~~30~~33
A.	Record Date for Distributions	~~30~~33
B.	Timing and Calculation of Amounts to Be Distributed	~~30~~33
C.	Disbursing Agent	34
D.	Rights and Powers of Disbursing Agent	~~31~~34
E.	Distributions on Account of Claims Allowed After the Effective Date	~~31~~34
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
G.	Withholding and Reporting Requirements	~~32~~36
H.	Setoffs	36
I.	Claims Paid or Payable by Third Parties	~~33~~36
J.	Allocation of Distributions Between Principal and Unpaid Interest	37

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		~~34~~37
A.	Prosecution of Objections to Claims	~~34~~37
B.	Allowance of Claims	~~34~~37
C.	Distributions After Allowance	~~34~~38
D.	Estimation of Claims	38
E.	Deadline to File Objections to Claims	~~35~~38

ARTICLE IX SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		~~35~~38
A.	Compromise and Settlement of Claims, Interests and Controversies	~~35~~38
B.	Releases by the Debtors	39
C.	Releases by Holders of Claims	~~36~~40
D.	Exculpation	~~37~~41
E.	Discharge of Claims and Termination of Interests	~~38~~41
F.	Injunction	~~38~~42
G.	Temporary Injunction with Respect to Existing 2016 Notes Claims	~~39~~43
H.	Term of Injunctions or Stays	~~39~~43
I.	Release of Liens	~~40~~43

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		~~40~~44
A.	Conditions Precedent to Confirmation	~~40~~44
B.	Conditions Precedent to the Effective Date	~~41~~45

C.	Waiver of Conditions	~~42~~46
D.	Effect of Failure of Conditions	~~42~~46

ARTICLE XI MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		~~42~~46
A.	Modification and Amendments	~~42~~46
B.	Effect of Confirmation on Modifications	~~42~~46
C.	Revocation or Withdrawal of the Plan	~~43~~47

ARTICLE XII RETENTION OF JURISDICTION		~~43~~47

ARTICLE XIII MISCELLANEOUS PROVISIONS		~~45~~49
A.	Immediate Binding Effect	~~45~~49
B.	Additional Documents	~~45~~49
C.	Dissolution of Creditors’ Committee	~~45~~49
D.	Reservation of Rights	~~45~~50
E.	Successors and Assigns	~~46~~50
F.	Service of Documents	~~46~~51
G.	Entire Agreement	~~47~~51
H.	Severability of Plan Provisions	~~47~~51
I.	Exhibits	52
J.	Votes Solicited in Good Faith	52
K.	Conflicts	53

TABLE OF EXHIBITS

Exhibit A	List of Rejected Contracts and Leases

Exhibit B	List of Retained Causes of Action

Exhibit C	Description of New Common Stock

Exhibit D	RTL Investment Agreement

INTRODUCTION

Central European Distribution Corporation, CEDC Finance Corporation International Inc., and CEDC Finance Corporation LLC (the “Debtors”) respectfully propose the following second amended and restated joint chapter 11 plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the history, business, and operations of the Debtors and their subsidiaries (collectively, the “Company”), (ii) a summary and analysis of the Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Company reserves the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1. “8.875% Bid Price” means, with respect to any holder of Existing 8.875% 2016 Notes that elects on its Ballot to participate in the Cash Option, the price specified by such holder on its Ballot for which it would be willing to exchange each €1,000 principal amount of Existing 8.875% 2016 Notes it chooses to exchange in the Cash Option; provided, however, that (i) the 8.875% Bid Price must be in increments of €10.00 and within a range between €600 and €850, (ii) if the 8.875% Bid Price is not submitted in a whole increment of €10.00, such 8.875% Bid Price will be rounded down to the nearest €10.00 increment, (iii) if a holder of Existing 8.875% 2016 Notes elects to participate in the Cash Option but does not specify its 8.875% Bid Price or it specifies an 8.875% Bid Price that is less than €600, then the 8.875% Bid Price for such holder shall be €600, and (iv) if the holder specifies an 8.875% Bid Price that is greater than €850, then such holder’s Existing 8.875% 2016 Notes will not be accepted for exchange in the Cash Option and will not be used for purposes of calculating the Clearing Price or the Cash Option Consideration.

2. “9.125% Bid Price” means, with respect to any holder of Existing 9.125% 2016 Notes that elects on its Ballot to participate in the Cash Option, the price specified by such holder on its Ballot for which it would be willing, subject to the terms of the Plan, to exchange each $1,000 principal amount of Existing 9.125% 2016 Notes it chooses to exchange in the Cash Option; provided, however, that (i) the 9.125% Bid Price must be in increments of $10.00 and within a range between $600 and $850, (ii) if the 9.125% Bid Price is not submitted in a whole increment of $10.00, such 9.125% Bid Price will be rounded down to the nearest $10.00 increment, (iii) if a holder of Existing 9.125% 2016 Notes elects to participate in the Cash Option but does not specify its 9.125% Bid Price or it specifies a 9.125% Bid Price that is less than $600, then the 9.125% Bid Price for such holder shall be $600, and (iv) if the holder specifies a 9.125% Bid Price that is greater than $850, then such holder’s Existing 9.125% 2016 Notes will not be accepted for exchange in the Cash Option and will not be used for purposes of calculating the Clearing Price or the Cash Option Consideration.

3. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation. For the avoidance of doubt, Accrued Professional Compensation shall not include the Plan Support Parties’ Professional Fee Claims and the Existing Notes Indenture Trustees’ Fee and Expense Claims.

4. “Administrative Claim” means a Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Plan Support Parties’ Professional Fee Claims and the Existing Notes Indenture Trustees’ Fee and Expense Claims, which fee and expense claims shall be Allowed Administrative Claims.

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means, with respect to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

7. “Allowed Claim” means a Claim (i) as to which no objection or request for estimation has been filed on or before the Claims Objection Bar Date or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (iii) that is allowed (a) by a Final Order, (b) by an agreement between the holder of such

Claim and the Debtors or the Reorganized Debtors or (c) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (i) above (the expiration of the Claims Objection Bar Date or other applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An Allowed Claim (i) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

8. “Auction Closing Date” means the Voting Deadline.

9. “Avoidance Actions” means causes of action or rights arising under sections 510(c), 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, as defined in Article V.

10. “Ballot” means the form distributed to each holder of a Claim in an Impaired Class entitled to vote on the Plan on which to indicate their acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon.

11. “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as well as the general and local rules of the Bankruptcy Court.

14. “Bankruptcy Waiver Amendments” means, as described in the Disclosure Statement, that certain amendment to the Existing 2016 Notes Indenture to provide for a revision to current Section 6.2 (Acceleration) thereof, consent to which was solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation, such that the entire provision is stricken and replaced with the following: “Section 6.2 (Acceleration): If an Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 50% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.”

15. “Bid Price” means, collectively, the 8.875% Bid Price and the 9.125% Bid Price.

16. “Cash” means legal tender of the United States of America or the equivalent thereof.

17. “Cash Option” means the optional treatment for Allowed Existing 2016 Notes Claims provided in Article III.C.2. hereof.

18. “Cash Option Consideration” means Cash, in an amount not to exceed $172 million (using the Exchange Rate, in the case of payments in respect of Existing 8.875% 2016 Notes) and representing the sum of (i) the aggregate purchase price of all Existing 2016 Notes accepted for exchange in the Cash Option and (ii) the full amount of the aggregate unpaid interest that has accrued on such accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013.

19. “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

20. “CEDC” means Central European Distribution Corporation, a Delaware corporation.

21. “CEDC FinCo” means CEDC Finance Corporation International, Inc., a Delaware corporation that is an indirect, wholly owned subsidiary of CEDC.

22. “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor means the particular case pending under chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.

23. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

24. “Claims Objection Bar Date” means, for each Claim, the latest of (a) the date that is one hundred and eighty (180) days after the Effective Date, (b) as to a particular Claim, 180 days after the filing of a Proof of Claim, or request for payment of such Claim, and (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to Claims.

25. “Class” means a category of holders of Claims or Interests as set forth in Article III.

26. “Clearing Price” means the lowest Bid Price, as determined based upon each Bid Price’s percentage of the respective Existing 2016 Note’s principal amount, such that the sum of (i) the aggregate purchase price to purchase all Existing 2016 Notes electing to participate in the Cash Option and (ii) the aggregate amount of unpaid interest that has accrued on such purchased Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013, would equal or exceed $172 million; provided, however, that the Debtors shall use the Exchange Rate in determining such aggregate purchase price and aggregate unpaid interest, which may include Euro denominated 8.875% Bid Prices.

27. “Collateral” means any property or interest in property of the Estates subject to a lien or security interest to secure the payment or performance of a Claim, which lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

28. “Collateral and Guarantee Amendments” means, as described in the Disclosure Statement and set forth in the Supplemental Indenture, those certain amendments to the Existing 2016 Notes Indenture to provide for the release of all of the liens on the collateral securing the Existing 2016 Notes and a release of all subsidiary guarantees of the Existing 2016 Notes, consents to which were solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation.

29. “Company” means CEDC and each of its direct and indirect affiliates and subsidiaries, including any Non-Debtor Affiliates.

30. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

32. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be continued from time to time.

33. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

34. “Consent Solicitation” means the solicitation of consents to amendments to the Existing 2016 Notes Indenture pursuant to the Disclosure Statement.

35. “Consummation” means the occurrence of the Effective Date.

36. “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability agreement, bylaws, and other formation documents of the Debtors and the Reorganized Debtors, which documents shall be reasonably acceptable to RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

37. “Covenant Amendments” means, as described in the Disclosure Statement and set forth in the Supplemental Indenture, those certain amendments to the Existing 2016 Notes Indenture to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing 2016 Notes Indenture, consents to which were solicited from holders of Existing 2016 Notes pursuant to the Consent Solicitation.

38. “Creditors’ Committee” means any statutory committee of unsecured creditors of the Debtors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee, as such committee membership may be reconstituted from time to time.

39. “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of one or more of the Debtors and to permit the Debtors to assume that contract or lease under section 365(a) of the Bankruptcy Code.

40. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’ and officers’ liability.

41. “Debtor” means CEDC, CEDC FinCo, or CEDC Finance Corporation LLC, each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

42. “Debtors” means collectively CEDC, CEDC FinCo, and CEDC Finance Corporation LLC.

43. “Disbursing Agent” means the Reorganized Debtors or the Person or Persons chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

44. “Disclosure Statement” means that certain document entitled Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, dated March 8, 2013, as supplemented by Supplement No. 1 to the Amended and Restated Offering Memorandum, Consent Solicitation, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization, dated March 18, 2013, as may be further amended, supplemented, or modified.

45. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

46. “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII of the Plan and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII of the Plan.

47. “Distribution Record Date” means the Effective Date.

48. “Effective Date” means the first business day after which all provisions, terms and conditions specified in Article X.B have been satisfied or waived pursuant to Article X.C.

49. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

50. “Exchange Rate” means the average exchange rate of United States dollars (USD) to euros (EUR) for the ten (10) calendar days ending on the Voting Deadline, as reported by Bloomberg Finance L.P.

51. “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or intentional fraud to the extent imposed by applicable non-bankruptcy law. For the avoidance of doubt, no Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim.

52. “Exculpated Party” means each of: (a) the Debtors and the Reorganized Debtors, (b) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such; and (c) with respect to each of the foregoing Persons in clauses (a) and (b), such Persons’ ~~subsidiaries, affiliates,~~ members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, ~~employees,~~ partners, affiliates and representatives, in each case only in their capacity as such.

53. “Exculpation” means the exculpation provision set forth in Article IX.D hereof.

54. “Executory Contract” means a contract to which on or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

55. “Existing 2013 Notes” means the 3% Convertible Senior Notes due 2013 issued by CEDC pursuant to the Existing 2013 Notes Indenture.

56. “Existing 2013 Notes Indenture” means the Indenture, dated as of March 7, 2008, by and among CEDC and the Existing 2013 Notes Indenture Trustee, as trustee, relating to the Existing 2013 Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

57. “Existing 2013 Notes Indenture Trustee” means the Bank of New York Mellon and/or its duly appointed successor, in its capacity under the Existing 2013 Notes Indenture.

58. “Existing 2013 Notes Steering Committee” means the steering committee of certain holders of Existing 2013 Notes represented by Brown Rudnick LLP and Duff & Phelps ~~Corp~~Securities, LLC.

59. “Existing 2016 Notes” means, collectively, the Existing 8.875% 2016 Notes and the Existing 9.125% Senior Secured Notes issued by CEDC FinCo pursuant to the Existing 2016 Notes Indenture.

60. “Existing 2016 Notes Claims” means any Claim arising under or in connection with the Existing 2016 Notes.

61. “Existing 2016 Notes Indenture” means the Indenture, dated as of December 2, 2009, by and among CEDC FinCo and the Existing 2016 Notes Indenture Trustee, as trustee, relating to the Existing 2016 Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

62. “Existing 2016 Notes Indenture Trustee” means Deutsche Trustee Company Limited and/or its duly appointed successor, in its capacity as indenture trustee under the Existing 2016 Notes Indenture.

63. “Existing 2016 Notes Steering Committee” means the steering committee of certain holders of Existing 2016 Notes represented by Cadwalader, Wickersham & Taft LLP and Moelis & Company.

64. “Existing 8.875% 2016 Notes” means the outstanding 8.875% Senior Secured Notes due 2016.

65. “Existing 9.125% 2016 Notes” means the outstanding 9.125% Senior Secured Notes due 2016.

66. “Existing Common Stock” means shares of common stock of CEDC that are authorized, issued, and outstanding prior to the Effective Date.

67. “Existing Notes Indenture” means the Existing 2013 Notes Indenture and the Existing 2016 Notes Indenture.

68. “Existing Notes Indenture Trustees’ Fee and Expense Claims” means all reasonable fees and expenses incurred by the Indenture Trustees and their attorneys in connection with the negotiation, evaluation, formulation and consummation of the Plan and the distributions under the Plan, including the reasonable fees and expenses due for Carter Ledyard & Milburn LLP as counsel for the Existing 2013 Notes Indenture Trustee, and of any local counsel retained in Delaware or elsewhere as necessary, which fees shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

69. ~~67.~~ “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

70. ~~68.~~ “General Unsecured Claims” means any Unsecured Claim against any Debtor, unless such Claim is: (a) an Intercompany Claim, (b) an Administrative Claim, (c) a Priority Tax Claim, (d) a Priority Non-Tax Claim, (e) a Claim Accrued for Professional Compensation, (f) an Unsecured Notes Claim, (g) a Subordinated 510(b) Claim, or (h) a deficiency claim of Other Secured Claims.

71. ~~69.~~ “Impaired” means any Claim or Interest in an Impaired Class.

72. ~~70.~~ “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes are Classes 2, 3, 5, 8, and 9.

73. ~~71.~~ “Indemnification Provisions” means each of the indemnification provisions, agreements or obligations in place as of the Petition Date, whether in the bylaws, certificate of incorporation or other formation documents, board resolutions or employment contracts, for the Debtors and the current and former directors, officers, members, employees, attorneys, other professionals and agents of the Debtors.

74. ~~72.~~ “Indemnified Parties” means, collectively, current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors who are beneficiaries of Indemnification Provisions.

75. ~~73.~~ “Indenture Trustees” means the Existing 2013 Notes Indenture Trustee and the Existing 2016 Notes Indenture Trustee.

76. ~~74.~~ “Insurance Policies” means, collectively, all of the Debtors’ insurance policies.

77. ~~75.~~ “Intercompany Claim” means any Claim held by a Debtor or Non-Debtor Affiliate against a Debtor or Non-Debtor Affiliate.

78. ~~76.~~ “Intercompany Interest” means any Interest held by a Debtor or an Affiliate.

79. ~~77.~~ “Interest” means any equity interest in the Debtors as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights (including any rights under registration agreements or equity incentive agreements) to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

80. ~~78.~~ “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

81. ~~79.~~ “Management Incentive Plan” shall have the meaning set forth in Article V.G.

82. ~~80.~~ “New CEDC” shall have the meaning set forth in Article V.I.

83. ~~81.~~ “New Common Stock” means 120,000,000 of common shares in the capital of Reorganized CEDC (or New CEDC to the extent such entity is formed pursuant to Article V.I of the Plan) authorized pursuant to the Plan, of which up to 25,000,000 shares shall be initially issued and outstanding as of the Effective Date, as described in Exhibit C hereto.

84. ~~82.~~ “New Convertible Secured Notes” means those new Convertible Secured PIK Toggle Notes, due 2018, to be issued upon the terms described in the Disclosure Statement under the heading “Description of New Convertible Secured Notes.”

85. ~~83.~~ “New Notes” means, collectively, the New Convertible Secured Notes and the New Secured Notes.

86. ~~84.~~ “New Notes Option” means the optional treatment for Allowed Existing 2016 Notes Claims provided in Article III.C.2 of the Plan.

87. ~~85.~~ “New Secured Notes” means those new Senior Secured Notes due 2018, in an aggregate principal amount equal to (x) $450 million plus (y) an amount equal to the unpaid interest on all Existing 2016 Notes receiving such New Secured Notes pursuant to the New Notes Option that has accrued in accordance with the terms of the Existing 2016 Notes Indenture from March 16, 2013, to the earlier of (i) June 1, 2013 and (ii) the date immediately preceding the issuance of the New Senior Notes, to be issued upon the terms described in the Disclosure Statement under the heading “Description of New Secured Notes.”

88. ~~86.~~ “Non-Debtor Affiliate” means any Affiliate of the Debtors that has not filed a case under chapter 11 of the Bankruptcy Code.

89. ~~87.~~ “Other Secured Claims” means any Secured Claim against a Debtor other than an RTL Credit Facility Claim or Existing 2016 Notes Claim.

90. ~~88.~~ “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

91. ~~89.~~ “Petition Date” means the date on which the Debtors filed their petitions for reorganization relief in the Bankruptcy Court.

92. ~~90.~~ “Plan” means this Second Amended and Restated Joint Chapter 11 Plan of Reorganization of Central European Distribution Corporation, et al., including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, in each case reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

93. ~~91.~~ “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors and in each case reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, including any exhibits and appendices to the Plan to the extent not already appended and attached, and including to the extent known, the identity of the members of the new boards of the Reorganized Debtors.

94. ~~92.~~ “Plan Support Parties’ Professional Fee Claims” means all reasonable fees and expenses incurred by RTL and the Steering Committees, and their advisors in connection with the negotiation, evaluation, formulation and consummation of the Plan and any predecessor restructuring proposals, the Disclosure Statement, the Plan Supplement, and any exhibits, schedules, and supplements thereto, including those reasonable fees and expenses due for each of Cadwalader, Wickersham & Taft LLP, Moelis & Company, White & Case LLP, Blackstone Advisory Partners L.P., Brown Rudnick LLP, and Duff & Phelps ~~Corp.~~Securities, LLC, and including the reasonable fees and expenses of any local counsel retained in Russia, Poland or elsewhere as necessary, which fees shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

95. ~~93.~~ “Priority Non-Tax Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

96. ~~94.~~ “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

97. ~~95.~~ “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan.

98. ~~96.~~ “Professional” means a Person: (a) retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code, or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

99. ~~97.~~ “Proof of Claim” means any proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

100. ~~98.~~ “Reinstate,” “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement and shall be deemed cured on the Effective Date.

101. ~~99.~~ “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

102. ~~100.~~ “Released Party” means each of: (a) the Debtors; (b) the current and former directors and officers of the Debtors who were serving in such capacity on or after December 1, 2012; (c) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such; (d) RTL; (e) the Steering Committees; and (f) with respect to each of the foregoing Persons in clauses (a) through (e), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case, only in their capacity as such.

103. ~~101.~~ “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date, including New CEDC to the extent such entity is formed pursuant to Article V.I of the Plan.

104. ~~102.~~ “RTL” means Roust Trading Ltd.

105. ~~103.~~ “RTL Credit Facility” means the $50 million secured credit facility provided by RTL to CEDC pursuant to the facility agreement dated March 1, 2013.

106. ~~104.~~ “RTL Credit Facility Claims” means any Claim arising under or in connection with the RTL Credit Facility.

107. ~~105.~~ “RTL Investment” means, collectively (i) the RTL New Equity Infusion and (ii) the conversion of the RTL Credit Facility Claims into equity pursuant to Article III.C.3 hereof, both as contemplated by the RTL Investment Agreement.

108. ~~106.~~ “RTL Investment Agreement” means that certain agreement by and between RTL and CEDC and certain of CEDC’s subsidiaries, dated March 8, 2013, setting forth the terms and conditions upon which RTL shall make the RTL Investment, a copy of which is attached as Exhibit D.

109. ~~107.~~ “RTL Investment New Common Stock Allocation” means shares of New Common Stock to be issued to RTL or its designee on account of (i) the RTL Investment and (ii) if Class 5A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Cash provided by RTL to fund payments to holders of Unsecured Notes Claims pursuant to Articles III.C.5 and V.A.1 of the Plan, equal to 100% of the shares of New Common Stock issued and outstanding on the Effective Date, subject to dilution from shares of New Common Stock, if any, issued pursuant to the Management Incentive Plan.

110. ~~108.~~ “RTL New Equity Infusion” means Cash in an amount equal to $172 million to be contributed by RTL or its designee as part of the RTL Investment that will be used to fund the Cash Option and, to the extent not expended in the Cash Option, will be used to fund a pro rata distribution of cash to holders of Existing 2016 Notes not retired under the cash option.

111. ~~109.~~ “RTL Notes” means the outstanding 3.00% Senior Notes due 2013 issued by CEDC to RTL pursuant to the Securities Purchase Agreement.

112. ~~110.~~ “RTL Offer” means the offer by RTL to exchange, subject to certain conditions, Existing 2013 Notes for Cash and securities issued by RTL on the terms described in the term sheet between RTL and certain holders of Existing 2013 Notes, dated March 14, 2013, and included with RTL’s beneficial ownership report filed with the United States Securities and Exchange Commission on Form 13D/A filed March 14, 2013.

113. ~~111.~~ “RTL Put Right” means the rights granted to RTL under the Securities Purchase Agreement to put shares of Existing Common Stock to CEDC for the amount of $30 million.

114. ~~112.~~ “Schedules” means, collectively, any schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree; provided, however, that the Debtors may seek a waiver of the requirement set forth in section 521 of the Bankruptcy Code.

115. ~~113.~~ “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

116. ~~114.~~ “Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement among CEDC and RTL, dated July 9, 2012.

117. ~~115.~~ “Steering Committees” means the Existing 2013 Notes Steering Committee and the Existing 2016 Notes Steering Committee.

118. ~~116.~~ “Subordinated 510(b) Claim” means any Claim subordinated pursuant to Bankruptcy Code section 510(b), which shall include (i) any Claim arising from the rescission of a purchase or sale of Interests in the CEDC, (ii) any Claim for damages arising from the purchase or sale of any Interests in CEDC, and (iii) any Claim for reimbursement, contribution or indemnification on account of any such Claim.

119. ~~117.~~ “Supplemental Indenture” means the supplemental indenture in substantially the form attached to the Disclosure Statement as Appendix B providing for the Covenant Amendments and, if consents of holders of at least 90% of the principal amount of outstanding Existing 2016 Notes were received pursuant to the Consent Solicitation, the Collateral and Guarantee Amendments, but not including the Bankruptcy Waiver Amendments.

120. ~~118.~~ “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

121. ~~119.~~ “Unimpaired” means any Claim or Interest that is not designated as Impaired. For the avoidance of doubt, Unimpaired Classes are Classes 1, 4, 6, 7, and 10.

122. ~~120.~~ “Unsecured Claims” means any unsecured claim against any Debtor including (a) a General Unsecured Claim and (b) an Unsecured Notes Claim.

123. ~~121.~~ “Unsecured Notes Claims” means any Claim arising in connection with the Existing 2013 Notes or the RTL Notes, as applicable.

124. ~~122.~~ “Unsecured Notes Claims Consideration” has the meaning ascribed in Article III.C.5.

125. ~~123.~~ “U.S. Trustee” means the United States Trustee for the District of Delaware.

126. ~~124.~~ “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on April 4, 2013.

B.	Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto”

refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

C.	Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation of the Debtors or Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.	Administrative Claims

1. Administrative Claims. Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the first Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtors relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtors’ business, consistent with past practice, or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as the case may be, Cash equal to the unpaid portion of its Allowed Administrative Claim.

2. Professional Compensation

(a)	Claims for Accrued Professional Compensation

Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 30 days after the Effective Date. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Debtors, the Creditors’ Committee, the Office of the U.S. Trustee and the requesting party no later than 50 days after the Effective Date.

(b)	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

B.	Priority Tax Claims

The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired by the Plan. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Priority Tax Claim shall have its Claim Reinstated.

ARTICLE I

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	The Debtors

There are a total of three Debtors. Each Debtor has been assigned a letter below for the purposes of classifying and treating Claims against and Interests in each Debtor for balloting purposes. The Claims against and Interests in each Debtor, in turn, have been assigned to separate numbered Classes with respect to each Debtor, based on the type of Claim or Interest involved. Accordingly, the classification of any particular Claim or Interest in any of the Debtors depends on the particular Debtor against which such Claim is asserted (or in which such Interest is held) and the type of Claim or Interest in question. The letters applicable to the three Debtors are as follows:

Letter	Debtor Name
A	Central European Distribution Corporation
B	CEDC Finance Corporation International, Inc.
C	CEDC Finance Corporation LLC

B.	Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. The treatment with respect to each Class of Claims and Interests provided for in Article III shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

Class	Designation	Impairment	Entitled to Vote

Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class 2	Existing 2016 Notes Claims	Impaired	Yes

Class 3	RTL Credit Facility Claims	Impaired	Yes

Class 4	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 5	Unsecured Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 7	Intercompany Claims	Impaired	No (deemed to reject)

Class 8	Subordinated 510(b) Claims	Impaired	No (deemed to reject)

Class 9	Existing Common Stock	Impaired	No (deemed to reject)

Class 10	Intercompany Interests	Unimpaired	No (deemed to accept)

C.	Treatment of Claims and Interests

1.	Class 1A, 1B, and 1C – Priority Non-Tax Claims.

1. Impairment and Voting. Classes 1A, 1B, and 1C are Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

2.	Class 2A, 2B, and 2C – Existing 2016 Notes Claims.

1. Impairment and Voting. Classes 2A, 2B, and 2C are Impaired by the Plan. Each holder of an Allowed Existing 2016 Notes Claim is entitled to vote to accept or reject the Plan. All Existing 2016 Notes Claims are Allowed Claims.

2. Distribution. On the Effective Date, except to the extent that holders of Allowed Existing 2016 Notes Claims and the Debtors agree to less favorable treatment, the holders of Allowed Existing 2016 Notes Claims shall receive the treatment provided below, depending upon whether they elect to participate in the Cash Option or the New Notes Option; provided, however, that an election of the New Notes Option will be deemed with respect to (i) any Existing 2016 Notes for which the respective holders did not elect to participate in the Cash Option and (ii) any Existing 2016 Notes that are not accepted for exchange in the Cash Option.

(a)	Cash Option

If holders of Allowed Existing 2016 Notes Claims elect to participate in the Cash Option, each such holder shall receive its portion of the Cash Option Consideration equal to the sum of

(a) such holder’s 8.875% Bid Price multiplied by the total principal amount of such holder’s Existing 8.875% 2016 Notes accepted for exchange in the Cash Option, divided by €1,000 and converted using the Exchange Rate, plus (b) such holder’s 9.125% Bid Price multiplied by the total principal amount of such holder’s Existing 9.125% 2016 Notes accepted for exchange in the Cash Option and divided by $1,000, plus (c) the full amount of the aggregate unpaid interest that has accrued on such holder’s accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013 and converted using the Exchange Rate for interest accrued on Existing 8.875% 2016 Notes. In determining which Existing 2016 Notes shall be accepted for exchange in the Cash Option, the Debtors shall use and holders of Existing 2016 Notes Claims must comply with the Dutch auction procedures described in Article V.Q of the Plan.

(b)	New Notes Option

If holders of Allowed Existing 2016 Notes Claims elect (or are deemed to elect pursuant to the terms hereof) to exchange their Existing 2016 Notes pursuant to the New Notes Option, such holders shall receive their Pro Rata shares of (A) the New Secured Notes, (B) the New Convertible Secured Notes, and (C) any Cash from the RTL New Equity Infusion not otherwise distributed pursuant to the Cash Option.

3.	Class 3A – RTL Credit Facility Claims.

1. Impairment and Voting. Class 3A is Impaired by the Plan. Each holder of an Allowed RTL Credit Facility Claim is entitled to vote to accept or reject the Plan. All RTL Credit Facility Claims are Allowed Claims.

2. Distribution. On the Effective Date, except to the extent that a holder of an RTL Credit Facility Claim and the Debtors agree to less favorable treatment, each holder of an Allowed RTL Credit Facility Claim shall receive its share of the RTL Investment New Common Stock Allocation as set forth in the RTL Investment Agreement.

4.	Class 4A, 4B, and 4C – Other Secured Claims.

1. Impairment and Voting. Classes 4A, 4B, and 4C, which consist of separate subclasses for each Other Secured Claim, are Unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to a less favorable treatment, on the Effective Date, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

5.	Class 5A – Unsecured Notes Claims.

1. Allowance, Impairment and Voting. Class 5A is Impaired by the Plan. Each holder of an Allowed Unsecured Notes Claim is entitled to vote to accept or reject the Plan. All Unsecured Notes Claims are Allowed Claims.

2. Distribution. On the Effective Date, after giving effect to the RTL Offer, each holder of an Unsecured Notes Claim shall be entitled to receive (i) if Class 5A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, its Pro Rata share of Cash in the amount of $16.9 million (the “Unsecured Notes Claims Consideration”) or (ii) if Class 5A does not vote to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the holders of Unsecured Notes Claims shall not receive or retain any property under the Plan on account of such Claims.

6.	Class 6A, 6B, and 6C – General Unsecured Claims.

1. Impairment and Voting. Classes 6A, 6B, and 6C are Unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Unless the holder of such Claim and the Debtors agree to different treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated; provided, however, that all Allowed General Unsecured Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases as set forth in Article VI of the Plan shall be paid the full amount of such Allowed Claim in Cash.

7.	Class 7A, 7B, and 7C – Intercompany Claims.

1. Impairment and Voting. Classes 7A, 7B, and 7C are Impaired by the Plan. Each holder of an Allowed Intercompany Claim is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2. Distribution. On the Effective Date, all net Allowed Intercompany Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors or between one or more Debtors and any Affiliate of one of the Debtors that is not itself a Debtor shall, at the election of the Reorganized Debtors, be either (a) Reinstated, (b) released, waived, and discharged, (c) treated as a dividend, or (d) contributed to capital or exchanged for equity.

8.	Class 8A – Subordinated 510(b) Claims.

1. Impairment and Voting. Class 8A is Impaired by the Plan. Each holder of a Subordinated 510(b) Claim is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan. All Subordinated 510(b) Claims are Disputed Claims.

2. Distribution. The holders of Subordinated 510(b) Claims shall not receive or retain any property under the Plan on account of such Subordinated 510(b) Claims and the obligations of the Debtors and Reorganized Debtors on account of Subordinated 510(b) Claims shall be discharged.

9.	Class 9A – Existing Common Stock.

1. Impairment and Voting. Class 9A is Impaired by the Plan. Each holder of an Interest in Existing Common Stock is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2. Distribution. On the Effective Date, Existing Common Stock shall be deemed automatically cancelled without further action by the Debtors or Reorganized Debtors and the obligations of the Debtors and Reorganized Debtors thereunder shall be discharged. Holders of Existing Common Stock shall receive no property under the Plan on account of such Interests.

10.	Class 10B and 10C – Intercompany Interests.

1. Impairment and Voting. Class 10B and 10C are Unimpaired by the Plan. Each holder of an Allowed Intercompany Interest is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

2. Distribution. Class 10B and 10C Claims shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

ARTICLE II

ACCEPTANCE REQUIREMENTS

A.	Acceptance or Rejection of the Plan

1. Voting Classes

Classes 2, 3, and 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2. Presumed Acceptance of the Plan

Classes 1, 4, 6, and 10 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Presumed Rejection of the Plan

Classes 7, 8 and 9 are Impaired under the Plan and holders of Class 7 Claims (to the extent released, waived, or discharged pursuant to Article III.C.7 of the Plan), Class 8 Claims, and Class 9 Interests shall not receive or retain any property under the Plan on account of such Claims and Interests and are, therefore, conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

B.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to rejecting Classes of Claims and Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE III

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Consideration for Plan Distributions

1. Cash Consideration

All Cash consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the RTL New Equity Infusion, from RTL to fund distributions, if any, to holders of Unsecured Notes Claims under Article III.C.5 (provided that any Cash provided by RTL for payments to holders of Unsecured Notes Claims but not distributed pursuant to Article VII of the Plan shall be returned to RTL), and other Cash on hand of the Debtors, including Cash derived from business operations. Further, the Debtors and the Reorganized Debtors, as the case may be, will be entitled to transfer funds from Non-Debtor Affiliates as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

2. New Securities

On the Effective Date, Reorganized CEDC shall issue (i) shares of New Common Stock for distribution to RTL on account of the RTL Investment in accordance with the RTL Investment New Common Stock Allocation and (ii) the New Notes in partial exchange for the Existing 2016 Notes. All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and nonassessable. Additionally, the Reorganized

CEDC or New CEDC, as the case may be, shall be authorized, without the need for further stockholder action, to issue the shares of New Common Stock necessary to satisfy any conversion of the New Convertible Secured Notes implemented pursuant to the terms of those securities after the Effective Date. Each distribution and issuance referred to in Article VII shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

B.	Cancellation of Securities and Agreements

Except as otherwise specifically provided for in the Plan, on the Effective Date: (1) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, warrants, options, puts, agreements (including registration rights agreements), and other documents evidencing the RTL Credit Facility, the Existing 2013 Notes, the RTL Notes, the Existing Common Stock, the RTL Put Right, and any other indebtedness of or Interests in the Debtors (except as provided in Article III.C.10) shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged, and (2)(i) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, warrants, options, puts, agreements (including registration rights agreements), and other documents evidencing the Existing 2013 Notes, shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged, and (ii) the Existing 2013 Notes Indenture Trustee shall mark the Global Notes (as defined in the Existing 2013 Notes Indenture) cancelled and deliver such cancelled Global Notes to Reorganized CEDC, and (3)(1) all indentures, notes, bonds, purchase rights, instruments, guarantees, certificates, and other documents evidencing the Existing 2016 Notes shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged and (ii) the Custodian (as defined in the Existing 2016 Notes Indenture) shall mark the Global Dollar Note (as defined in the Existing 2016 Notes Indenture) and the Global Euro Note (as defined in the Existing 2016 Notes Indenture), as applicable, as cancelled and deliver such cancelled Global Dollar Note and Global Euro Note, as applicable, to Reorganized CEDC FinCo; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of Existing 2016 Notes Claims, RTL Credit Facility Claims, and the Unsecured Notes Claims (as applicable) to receive distributions under the Plan as provided herein, and (b) allowing the Indenture Trustees, if applicable, to make distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan; provided further, however, that the cancellation of indentures, notes, instruments, guarantees, certificates, and other documents hereunder shall not itself alter the obligations or rights among third parties (apart from the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates). Upon

cancellation of the Existing 2016 Notes Indenture and the Existing 2013 Notes Indenture, all duties and responsibilities of the Indenture Trustees under the Existing 2016 Notes Indenture and the Existing 2013 Notes Indenture, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

C.	Section 1145 Exemption

The issuance of the New Common Stock and New Notes distributed to creditors on account of their Claims shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by provision of the relevant corporate documents or applicable law, regulation, order or rule, and shall thereby be exempt from the requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local laws requiring registration for the offer and sale of a security; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

D.	Governance Documents and Corporate Existence

On the Effective Date, the Corporate Governance Documents of the Debtors shall be amended in a form as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code (including, without limitation, section 1123(a)(6) of the Bankruptcy Code), shall be included in the Plan Supplement, shall contain certain minority stockholder protections that are effective if and when the New Convertible Secured Notes are converted, including but not limited to registration rights, preemptive rights and, subject to appropriate ownership levels, and shall be otherwise reasonably acceptable to RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

Except as otherwise provided herein, in the Corporate Governance Documents or elsewhere in the Plan Supplement, each Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated. After the Effective Date, each Reorganized Debtor may amend and restate its Corporate Governance Documents as permitted by the laws of its respective states, provinces, or countries of formation and its respective charters and bylaws.

E.	Reorganized Debtors’ Boards of Directors

The identity of the members of the new board of each of the Reorganized Debtors shall be determined by RTL in its sole discretion, and will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing.

F.	Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing herein shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.

G.	Management Incentive Plan

On or after the Effective Date, the Reorganized Debtors may implement a management incentive plan for management, selected employees and directors of the Reorganized Debtors, providing incentive compensation in the form of, among other things, stock options, stock appreciation rights, restricted stock, restricted stock units phantom stock awards, performance awards and/or other stock-based awards in Reorganized CEDC in an aggregate amount equal to up to 5% of the New Common Stock, on a fully diluted basis (the “Management Incentive Plan”). Reorganized CEDC shall be authorized to adopt the Management Incentive Plan without the need for any further stockholder action. The specific form of and terms applicable to awards granted under the Management Incentive Plan shall be determined by the new board of Reorganized CEDC; provided that the aggregate price paid for all repurchased, redeemed, acquired or retired New Common Stock issued pursuant to the Management Incentive Plan may not exceed $3.0 million in each twelve-month period from the date of issuance of the New Notes (with any unused amounts in any preceding twelve-month period being carried over to the succeeding twelve-month period). Current directors N. Scott Fine and Markus Sieger shall be paid performance bonuses of $1.0 million and $250,000 in cash, respectively, on the Effective Date.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. On the Effective Date, pursuant to section 1123(a)(5)(B) of the Bankruptcy Code, at the direction of the Debtors, RTL, and a majority in principal amount of the Existing 2016 Notes represented by the Existing 2016 Notes Steering Committee, CEDC shall transfer (by way of merger, consolidation, share exchange, sale of assets, or otherwise) to a newly-formed Delaware corporation (“New CEDC”) all or substantially all of its assets and all Claims and Interests that are Reinstated and/or Unimpaired, and in consideration of such transfer, New CEDC shall make the distributions as specified in Article III.C of the Plan.

J.	Covenant Amendments and Supplemental Indenture

On and after the Confirmation Date, the following actions shall be deemed authorized and approved in all respects, without the need for further approval or agreement under the Existing 2016 Notes Indenture, by the directors or officers of the Debtors or the Reorganized Debtors, the Existing 2016 Notes Indenture Trustee, any security agent under the Existing 2016 Notes Indenture, or otherwise and pursuant to entry of the Confirmation Order: (i) the Supplemental Indenture shall be and shall be deemed to be executed and effective in all regards and in accordance with its terms; (ii) CEDC FinCo shall deliver notice to the Existing 2016 Notes Indenture Trustee that it designates all Non-Debtor Affiliates as Unrestricted Subsidiaries (as defined in the Existing 2016 Notes Indenture) under the Existing 2016 Notes Indenture; and (iii) upon designation of such Non-Debtor Affiliates as Unrestricted Subsidiaries, the guarantees by such Unrestricted Subsidiaries of the Existing 2016 Notes shall be automatically released pursuant to section 10.4(3) of the Existing 2016 Notes Indenture and all liens on assets of such

Non-Debtor Affiliates designated as Unrestricted Subsidiaries that secure the Existing 2016 Notes shall be automatically released pursuant to section 11.9(2) of the Existing 2016 Notes Indenture.

K.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; (2) the distribution of the New Common Stock as provided herein; and (3) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

M.	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

N.	D&O Liability Insurance Policies and Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and Indemnification Provisions belonging or owed to directors, officers, and employees of the Debtors (or the Estates) who served or were employed at any time by the Debtors shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies and Indemnification Provisions pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and Indemnification Provisions. On or before the Effective Date, the Reorganized Debtors shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of six (6) years.

O.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article IX.B hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

P.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

Q.	Dutch Auction Procedure

The Debtors shall use a pure reverse Dutch auction procedure to determine which Existing 2016 Notes will be accepted for exchange in the Cash Option. The Ballots will, among other options, provide the holders of Existing 2016 Notes with the option to elect to participate in the Cash Option. The auction will stay open through the Auction Closing Date, and Ballots indicating any such election are due by the Voting Deadline as provided herein.

The Debtors will accept for purchase the Existing 2016 Notes that elect to participate in the Cash Option in the order of the lowest to the highest Bid Prices (as determined based upon each Bid Price’s percentage of the respective Existing 2016 Note’s principal amount) until reaching the Clearing Price. In addition, holders of Existing 2016 Notes that elect to participate in the Cash Option will be subject to proration. The Debtors will first accept for exchange all Existing 2016 Notes with a Bid Price less than the Clearing Price, and thereafter, Existing 2016 Notes with a Bid Price equal to the Clearing Price on a Pro Rata basis. In all cases, appropriate adjustments will be made to avoid purchases of Existing 2016 Notes in principal amounts other than integral multiples of $1,000 or €1,000, as applicable. All Existing 2016 Notes not accepted in the Cash Option as a result of proration will not participate in the Cash Option and will be deemed to have elected to participate in the New Notes Option. In addition, any Existing 2016 Notes for which the respective holders did not elect to participate in the Cash Option will be deemed to have elected the New Notes Option.

To receive payment of Cash pursuant to the Cash Option, the holder of record on the Distribution Date must have been the holder of record as of the Voting Record Date. Furthermore, the ability to participate in the Cash Option is subject to the applicable custodian or nominee complying with any requests of the applicable clearing houses, including, without limitation, confirmation of record holders or surrender of notes by any deadline. Any failure on a holder’s ability to present Existing 2016 Notes for the Cash Option will result in such holder receiving the New Notes Option. Therefore, to receive the Cash Option, the holder as of the Voting Record Date cannot trade its Existing 2016 Notes prior to the Distribution Date. Subject to the foregoing, if holders of Allowed Existing 2016 Notes Claims elect to participate in the Cash Option by indicating as such on their Ballot and submitting such Ballot by the Voting Deadline as provided herein, each such holder shall receive, subject to the foregoing, its portion of the Cash Option Consideration equal to (a) such holder’s 8.875% Bid Price multiplied by the total principal amount of such holder’s Existing 8.875% 2016 Notes accepted for exchange in the Cash Option, divided by €1,000 and converted using the Exchange Rate, plus (b) such holder’s 9.125% Bid Price multiplied by the total amount of such holder’s Existing 9.125% 2016 Notes accepted for exchange in the Cash Option and divided by $1,000, plus (c) the full amount of the aggregate unpaid interest that has accrued on such holder’s accepted Existing 2016 Notes in accordance with the terms of the Existing 2016 Notes Indenture from December 2, 2012 to March 15, 2013 and converted using the Exchange Rate for interest accrued on Existing 8.875% 2016 Notes.

ARTICLE IV

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date. After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Class 6 General Unsecured Claims against the applicable Debtor and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

D.	Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies.

E.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE V

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Record Date for Distributions

As of the entry of the Confirmation Order, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

C.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Person designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.

D.	Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) affect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in their reasonable discretion.

E.	Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2. Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf or (e) at the addresses reflected in the Debtors’ books and records. Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, (i) all distributions to holders of Existing 2016 Notes shall be governed by the Existing 2016 Notes Indenture, and shall be deemed completed when made to the Existing 2016 Notes Indenture Trustee, who shall in turn make distributions in accordance with the Existing 2016 Notes Indenture and (ii) all distributions to holders of Existing 2013 Notes shall be governed by the Existing 2013 Notes Indenture, and shall be deemed completed when made to the Existing 2013 Notes Indenture Trustee, who shall in turn make distributions in accordance with the Existing 2013 Notes Indenture.

2. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred.

G.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

H.	Setoffs

Except as set forth herein, the Debtors and the Reorganized Debtors may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 558 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

I.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party other than the Debtors or Reorganized Debtors. To the extent a holder of a Claim receives a distribution on account of such Claim from a party other than the Debtors or Reorganized Debtors, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Insurance Claims

No distributions under the Plan shall be made on account of Allowed Claims until the holder of such Allowed Claim has exhausted all remedies with respect to the Debtors’ Insurance Policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim

(if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.	Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest.

ARTICLE VI

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

The Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, shall have the exclusive authority to file, settle, compromise, withdraw or litigate to judgment any objections to Claims as permitted under the Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.	Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date. All claims of any Person against any Debtor shall be disallowed unless and until such Person pays, in full, the amount it owes each such Debtor.

C.	Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

D.	Estimation of Claims

The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

E.	Deadline to File Objections to Claims

Any objections to Claims, if any, shall be filed no later than the Claims Objection Bar Date; provided, however, that the Debtors’ failure to file an objection by the Claims Objection Bar Date shall not cause any Claim to be deemed an Allowed Claim nor shall it prejudice the Debtors’ right ability to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

ARTICLE VII

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Persons.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, the Estates, and Non-Debtor Affiliates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, their Estates and Non-Debtor Affiliates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or the Non-Debtor Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor, Reorganized Debtor, Estate or Non-Debtor Affiliate and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, RTL Investment Agreement or related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, however, that nothing in this Article IX.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order~~.~~; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission.

C.	Releases by Holders of Claims

Except as otherwise provided in the Plan, as of the Effective Date, each holder of a Claim who affirmatively votes to accept this Plan and does not elect to opt out of the releases contained in this Section IX.C by making such election on its timely submitted ballot shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, Non-Debtor Affiliates and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the RTL Investment Agreement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date; provided, however, that nothing in this Article IX.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that this Article IX.C shall not release the Debtors, the Reorganized Debtors, their Estates, Non-Debtor Affiliates and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the Existing 2016 Notes Indenture, the Existing 2016 Notes, or the instruments, guarantees, certificates, and other documents related thereto, votes by holders of Existing 2016 Notes Claims to accept this Plan and not opt out of the releases contained in this Article IX.C shall constitute agreement by such holders to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Non-Debtor Affiliates from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, direct or indirect, foreseen or unforeseen, existing or hereafter arising, that relate to guarantees of the Existing 2016 Notes, and any collateral of Non-Debtor Affiliates securing the Existing 2016 Notes except as otherwise set forth in the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan.

Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.B OR ARTICLE IX.C, DISCHARGED PURSUANT TO ARTICLE IX.E, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.D, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY,

INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE. ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

G.	Temporary Injunction with Respect to Existing 2016 Notes Claims

To the extent such Claims are not otherwise released pursuant to Article IX.C of this Plan, the Confirmation Order approving this Plan shall act as a temporary injunction against the enforcement of any default against the Debtors or any Non-Debtor Affiliate obligated under the Existing 2016 Notes. Holders of Existing 2016 Note Claims shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim relating to the Existing 2016 Notes so long as the Debtors continue to provide or cause to be provided such treatment to holders of Existing 2016 Notes Claims as provided under the Plan. The temporary injunction will expire automatically if the Reorganized Debtors default under the Plan by failing to provide or cause to be provided such treatment to holders of Existing 2016 Notes Claims as provided under the Plan and fail to cure such default within 30 days after receipt by the Debtors of written notice of such default from the trustee(s) of the New Notes.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the

Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE

EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2016 Notes represented by the Existing 2013 Notes Steering Committee approving the RTL Investment Agreement.

2. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors, RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

3. The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, (b) shall include a finding by the Bankruptcy Court that the New Common Stock (except New Common Stock issued in exchange for the RTL New Equity Infusion) and New Notes to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, (c) shall approve the amendments and modifications of the Existing 2016 Notes Indenture as provided in Article V.J of the Plan and (d) shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

4. The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

5. RTL shall be satisfied, in its sole discretion, that neither RTL nor any of its affiliates will be required, as a result of the Plan and/or the transactions contemplated by the RTL Investment Agreement, to make any mandatory tender offer(s) under the Polish Securities Laws or any applicable rule of regulation of the Warsaw Stock Exchange.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1. The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein in form and substance acceptable to the Debtors.

2. The Confirmation Order, in form and substance, reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, shall have been entered by the Bankruptcy Court and shall not be subject to any stay subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

3. The Bankruptcy Court shall have entered a Final Order (which may be the Confirmation Order) approving and authorizing the amendment and modification of the Existing 2016 Notes Indenture as provided in Article V.J hereof.

4. All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

5. All conditions to the consummation of the RTL New Equity Infusion, including (without limitation) all conditions set forth in the RTL Investment Agreement, shall have been satisfied or waived by RTL.

6. All conditions to the consummation of the RTL Offer (other than the occurrence of the Effective Date) shall have been satisfied or waived, and the RTL Offer shall close simultaneously with the occurrence of the Effective Date.

7. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

8. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived at any time upon receipt of written waivers from each of the Debtors, RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

D.	Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or any other Person; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders or any other Person in any respect.

ARTICLE IX

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided herein and with the consent of RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, and with the consent of RTL, and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to the Debtors one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors or any other Person; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Person.

ARTICLE X

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Claims based on the Debtors’ rejection of Executory Contracts or Unexpired Leases as set forth in Article VI, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to any Cause of Action;

7. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

13. adjudicate any and all disputes arising from or relating to distributions under the Plan;

14. consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

15. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

16. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

17. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

18. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

19. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement or the Confirmation Order;

20. enforce all orders previously entered by the Bankruptcy Court;

21. hear any other matter not inconsistent with the Bankruptcy Code; and

22. enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.B, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

D.	Reservation of Rights

None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

F.	Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served or delivered shall be served as follows:

1. If to the Reorganized Debtors, to:

Central European Distribution Corporation

3000 Atrium Way

Suite 265

Mt. Laurel, New Jersey 08054

Attn: General Counsel

with copies to:

Skadden, Arps, Slate, Meagher and Flom LLP

4 Times Square

New York, New York 10036

Attn:    Jay M. Goffman

            Mark A. McDermott

2. After the Effective Date, the Debtors may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

G.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the written consent of RTL and a majority in principal amount of the Existing 2013 Notes or the Existing 2016 Notes, as applicable, represented by the Steering Committees.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov or at the website of GCG, Inc. at www.gcginc.com/cases/CEDC (to be activated in the event that the Debtors file the Chapter 11 Cases). To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New Common Stock offered and sold under the Plan.

K.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

Dated: ~~March 18~~May 8, 2013

Respectfully submitted,

Central European Distribution Corporation

By:	/s/ N. Scott Fine
Name:	N. Scott Fine
Title:	Vice Chairman and Lead Director

~~Sarah E~~Anthony W. ~~Pierce~~Clark (I.D. No. ~~4648~~2051)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000
(302) 651-3001

– and –

Jay M. Goffman
Mark A. McDermott
SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
(212) 735-2000

Proposed Counsel for Debtors and Debtors in Possession

53